    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON FEBRUARY 7, 1996



                                                       REGISTRATION NO. 33-64727

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------


                                AMENDMENT NO. 2
                                       TO
                                    FORM S-4

                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                            CANTEL INDUSTRIES, INC.
             (Exact Name of Registrant as Specified in Its Charter)

   DELAWARE                  504                     22-1760285
(State or Other  (Primary Standard Industrial     (I.R.S. Employer
Jurisdiction of  Classification Code Number)   Identification Number)
Incorporation)

                         1135 BROAD STREET -- SUITE 203
                           CLIFTON, NEW JERSEY 07013
                                 (201) 470-8700
  (Address, Including Zip Code, and Telephone Number, Including Area Code, of
                   Registrant's Principal Executive Offices)
                            ------------------------

                                JAMES P. REILLY
                         1135 BROAD STREET -- SUITE 203
                           CLIFTON, NEW JERSEY 07013
                                 (201) 470-8700
 (Name, address, including zip code, and telephone number, including area code, of agent for service)
                            ------------------------

                                   COPIES TO:

       Eric W. Nodiff, Esq.               Gregory Freitag, Esq.
   Dornbush Mensch Mandelstam &          Fredrikson & Byron, P.A.
          Schaeffer, LLP                 900 Second Avenue South
         747 Third Avenue               1100 International Center
     New York, New York 10017          Minneapolis, Minnesota 55402
          (212) 759-3300                      (612) 347-7153

                            ------------------------

          APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO PUBLIC:
  AS SOON AS PRACTICABLE AFTER THIS REGISTRATION STATEMENT BECOMES EFFECTIVE.
                            ------------------------

    If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. / /
                            ------------------------


    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME DUE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.


--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                             CROSS REFERENCE SHEET
                   PURSUANT TO ITEM 501(B) OF REGULATION S-K


ITEM OF FORM S-4                                               LOCATION OR CAPTION IN JOINT PROXY STATEMENT/PROSPECTUS
-------------------------------------------------------------  --------------------------------------------------------
A.         INFORMATION ABOUT THE TRANSACTION
       1.  Forepart of Registration Statement and Outside
            Front Cover Page of Prospectus...................  Cover Page; Cross Reference Sheet
       2.  Inside Front and Outside Back Cover Pages of
            Prospectus.......................................  Available Information
       3.  Risk Factors, Ratio of Earnings to Fixed Charges,
            and Other Information............................  Summary of Joint Proxy Statement/Prospectus; Table of
                                                                Contents
       4.  Terms of the Transaction..........................  Summary of Joint Proxy Statement/Prospectus; General
                                                                Information; Summary of Merger Agreement
       5.  Pro Forma Financial Information...................  Unaudited Pro Forma Combined Condensed Financial Data
       6.  Material Contacts with the Company Being
            Acquired.........................................  Summary of Joint Proxy Statement/Prospectus
       7.  Additional Information Required For Reoffering by
            Persons and Parties Deemed to be Underwriters....  Not Applicable
       8.  Interests of Named Experts and Counsel............  Experts; Legal Matters
       9.  Disclosure of Commission Position on
            Indemnification For Securities Act Liabilities...  Not applicable
B.         INFORMATION ABOUT THE REGISTRANT
      10.  Information with Respect to S-3 Registrants.......  Not Applicable
      11.  Incorporation of Certain Information by
            Reference........................................  Not Applicable
      12.  Information With Respect to S-2 or S-3
            Registrants......................................  Information with Respect to Cantel; Cantel Selected
                                                                Financial Data.
      13.  Incorporation of Certain Information by
            Reference........................................  Incorporation of Certain Documents By Reference
      14.  Information With Respect to Registrants Other than
            S-3 or S-2 Registrants...........................  Not Applicable
C.         INFORMATION ABOUT THE COMPANY BEING ACQUIRED
      15.  Information With Respect to S-3 Companies.........  Not Applicable
      16.  Information with Respect to S-2 or S-3
            Companies........................................  Information with Respect to MediVators; MediVators
                                                                Selected Financial Data
      17.  Information with Respect to Companies Other Than
            S-2 or S-3 Companies.............................  Not Applicable

ITEM OF FORM S-4                                               LOCATION OR CAPTION IN JOINT PROXY STATEMENT/PROSPECTUS
-------------------------------------------------------------  --------------------------------------------------------
D.         VOTING AND MANAGEMENT INFORMATION
      18.  Information if Proxies, Consents or Authorizations
            Are to be Solicited..............................  Cover Page; Summary of Joint Proxy Statement/Prospectus;
                                                                Summary of Merger Agreement
      19.  Information if Proxies, Consents or Authorizations
            Are Not to be Solicited, or in an Exchange
            Offer............................................  Not Applicable

                            CANTEL INDUSTRIES, INC.
                               1135 BROAD STREET
                                   SUITE 203
                           CLIFTON, NEW JERSEY 07013


                                                                February 9, 1996


Dear Stockholder:


    You are cordially invited to attend an Annual Meeting of the Stockholders of Cantel Industries, Inc. ("Cantel") to be held on March 12, 1996 at 10:00 a.m., Eastern Standard Time (the "Annual Meeting").


    At the Annual Meeting, you will be asked to consider and vote upon a proposal to adopt an Agreement and Plan of Merger (the "Merger Agreement") dated as of November 14, 1995 among Cantel, Cantel Acquisition Corp. ("Newco"), a newly formed Minnesota corporation which is a wholly-owned subsidiary of Cantel, and MediVators, Inc. ("MediVators"), a Minnesota corporation pursuant to which Newco will merge with and into MediVators, whereupon MediVators will become a wholly-owned subsidiary of Cantel (the "Merger"). A copy of the Merger Agreement is attached as Annex I to the accompanying Joint Proxy Statement/Prospectus. Stockholders will also be voting for the election of three directors to Cantel's Board of Directors and the appointment of independent auditors.

    Enclosed are a Notice of Annual Meeting of Stockholders and a Joint Proxy Statement/Prospectus that describes, among other things, the Merger, the background to the transaction, the businesses of Cantel and MediVators and the factors the Board of Directors of Cantel considered in approving the Merger.

    THE BOARD OF DIRECTORS HAS UNANIMOUSLY ADOPTED A RESOLUTION APPROVING THE MERGER AGREEMENT AND UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE IN FAVOR OF ADOPTING THE MERGER AGREEMENT. In reaching this decision, the Board of Directors considered many factors, including, but not limited to, the terms of the Merger Agreement, the earnings, management, financial condition, business and future prospects of Cantel, and the products, markets, earnings, management, cash flow and financial condition of MediVators, and the future resources of the combined companies.

    A form of proxy solicited by the Board of Directors is enclosed for your convenience. PLEASE PROMPTLY SIGN AND RETURN YOUR PROXY CARD IN THE ENVELOPE PROVIDED WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING. If you attend the Annual Meeting, you may vote in person if you wish, even if you have previously returned your proxy card.

    I strongly support the Merger and join with the other members of the Board of Directors in recommending the Merger to you. I urge you to vote in favor of the adoption of the Merger Agreement.

                                          Very truly yours,

                                          James P. Reilly
                                          PRESIDENT AND CHIEF EXECUTIVE OFFICER

    IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED AT THE ANNUAL MEETING. WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, YOU ARE REQUESTED TO COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY CARD IN THE ENCLOSED ENVELOPE WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES. IF YOU ATTEND THE ANNUAL MEETING, YOU MAY VOTE IN PERSON IF YOU WISH, EVEN IF YOU HAVE PREVIOUSLY RETURNED YOUR PROXY CARD.

                SUBJECT TO COMPLETION -- DATED FEBRUARY 7, 1996


                            CANTEL INDUSTRIES, INC.
                         1135 BROAD STREET -- SUITE 203
                           CLIFTON, NEW JERSEY 07013
                            ------------------------


                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD MARCH 12, 1996

                            ------------------------

To the Stockholders of
Cantel Industries, Inc.


    NOTICE IS HEREBY GIVEN that an Annual Meeting of Stockholders of Cantel Industries, Inc. ("Cantel"), a Delaware corporation, will be held at The Harmonie Club, 4 East 60th Street, New York, New York, on March 12, 1996 at 10:00 a.m., Eastern Standard Time, for the following purposes:


    1. To consider and vote upon a proposal to adopt an Agreement and Plan of Merger dated as of November 14, 1995 (the "Merger Agreement") by and among Cantel, Cantel Acquisition Corp. ("Newco"), a newly formed Minnesota corporation which is wholly-owned by Cantel, and MediVators, Inc. ("MediVators"), a Minnesota corporation. Pursuant to the Merger Agreement, Cantel will acquire the business, properties and assets of MediVators through the merger (the "Merger") of Newco with and into MediVators. At the effective time of the Merger, each issued and outstanding share of Series A Common Stock, par value $.01 per share, of MediVators will be converted into .2571 shares of common stock, par value $.10 per share, of Cantel ("Cantel Stock") and each issued and outstanding share of Series B 10% Cumulative Redeemable Convertible Common Stock, par value $.01 per share, of MediVators will be converted into .7713 shares of Cantel Stock. Upon the effectiveness of the Merger, the separate existence of Newco will cease and MediVators will be a wholly-owned subsidiary of Cantel.

    2. To elect three directors to Cantel's Board of Directors to hold office until the Annual Meeting of Stockholders to be held after the fiscal year ending July 31, 1998.

    3. To consider the appointment of Ernst & Young LLP as Cantel's independent auditors for the fiscal year ending July 31, 1996.

    4. To transact such other business as may properly come before the meeting or any adjournments thereof.


    Only stockholders of record at the close of business on February 2, 1996 are entitled to notice of, and to vote at, the Annual Meeting or any adjournment thereof.


    You are cordially invited to attend the Annual Meeting. If you do not plan to be present, kindly fill in, date and sign the accompanying proxy exactly as your name appears on your stock certificates and mail it promptly in the enclosed return envelope to assure that your shares are represented and your vote can be recorded. This may save Cantel the expense of further proxy solicitation.

    THE BOARD OF DIRECTORS OF CANTEL BELIEVES THE PROPOSED MERGER IS IN THE BEST INTERESTS OF CANTEL AND ITS STOCKHOLDERS, AND RECOMMENDS THAT ITS STOCKHOLDERS VOTE FOR THE ADOPTION OF THE MERGER AGREEMENT.

                                          By Order of the Board of Directors

                                          Darwin C. Dornbush,
                                          SECRETARY


Date: February 9, 1996

                                MEDIVATORS, INC.
                               CANNON PLAZA SOUTH
                              6352 320 STREET WAY
                         CANNON FALLS, MINNESOTA 55009
                                 (612) 635-4721


                                                                February 9, 1996


Dear Stockholder:


    You are cordially invited to attend a Special Meeting of the Stockholders of MediVators, Inc. ("MediVators") to be held on March 12, 1996 at 9:00 a.m., Central Standard Time (the "MediVators Special Meeting").


    At the MediVators Special Meeting, you will be asked to consider and vote upon a proposal to adopt an Agreement and Plan of Merger (the "Merger
Agreement") dated as of November 14, 1995 among Cantel Industries, Inc. ("Cantel"), a Delaware corporation, Cantel Acquisition Corp. ("Newco"), a newly formed Minnesota corporation which is a wholly-owned subsidiary of Cantel, and MediVators, pursuant to which Newco will merge with and into MediVators, whereupon MediVators will become a wholly-owned subsidiary of Cantel (the "Merger"). A copy of the Merger Agreement is attached as Annex I to the accompanying Joint Proxy Statement/Prospectus.

    Enclosed are a Notice of Special Meeting of Stockholders and a Joint Proxy Statement/Prospectus that describes, among other things, the Merger, the background to the transaction, the businesses of Cantel and MediVators and the factors the Board of Directors of MediVators considered in approving the Merger.

    THE BOARD OF DIRECTORS HAS UNANIMOUSLY ADOPTED A RESOLUTION APPROVING THE MERGER AGREEMENT AND UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE IN FAVOR OF ADOPTING THE MERGER AGREEMENT. In reaching this decision, the Board of Directors considered many factors, including, but not limited to, the terms of the Merger Agreement, the earnings, management, reputation, financial condition, business and future prospects of Cantel, the earnings, cash flow and financial condition of MediVators, and the future resources of the combined companies.

    A form of proxy solicited by the Board of Directors is enclosed for your convenience. PLEASE PROMPTLY SIGN AND RETURN YOUR PROXY CARD IN THE ENVELOPE PROVIDED WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING. If you attend the MediVators Special Meeting, you may vote in person if you wish, even if you have previously returned your proxy card.

    If the Merger Agreement is adopted, promptly after the Merger a letter of transmittal will be mailed to all holders of record of shares of MediVators common stock to use in connection with surrendering their stock certificates. PLEASE DO NOT SEND YOUR STOCK CERTIFICATES WITH THE ENCLOSED PROXY CARD OR TO THE EXCHANGE AGENT UNTIL YOU RECEIVE THE LETTER OF TRANSMITTAL, WHICH WILL INCLUDE INSTRUCTIONS AS TO THE PROCEDURE TO BE USED IN SENDING YOUR STOCK CERTIFICATES.

    I strongly support the Merger and join with the other members of the Board of Directors in recommending the Merger to you. I urge you to vote in favor of adoption of the Merger Agreement.

                                          Very truly yours,

                                          Donald L. Sturtevant
                                          PRESIDENT AND CHIEF EXECUTIVE OFFICER

    IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED AT THE MEDIVATORS SPECIAL MEETING. WHETHER OR NOT YOU PLAN TO ATTEND THE MEDIVATORS SPECIAL MEETING, YOU ARE REQUESTED TO COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY CARD IN THE ENCLOSED ENVELOPE WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES. IF YOU ATTEND THE MEDIVATORS SPECIAL MEETING, YOU MAY VOTE IN PERSON IF YOU WISH, EVEN IF YOU HAVE PREVIOUSLY RETURNED YOUR PROXY CARD.

                SUBJECT TO COMPLETION -- DATED FEBRUARY 7, 1996


                                MEDIVATORS, INC.
                               CANNON PLAZA SOUTH
                              6352 320 STREET WAY
                         CANNON FALLS, MINNESOTA 55009
                            ------------------------


                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                           TO BE HELD MARCH 12, 1996

                            ------------------------

To the Stockholders of
MediVators, Inc.


    NOTICE IS HEREBY GIVEN that a Special Meeting of Stockholders of MediVators, Inc. ("MediVators"), a Minnesota corporation, will be held at the Embassy Suites Hotel, Minneapolis Airport South, 7901 34th Avenue South, Bloomington, Minnesota, on March 12, 1996 at 9:00 a.m., Central Standard Time, for the following purposes:


    1. To consider and vote upon a proposal to adopt an Agreement and Plan of Merger dated as of November 14, 1995 (the "Merger Agreement") by and among Cantel Industries, Inc. ("Cantel"), a Delaware corporation, Cantel Acquisition Corp. ("Newco"), a newly formed Minnesota corporation which is wholly-owned by Cantel, and MediVators. Pursuant to the Merger Agreement, Cantel will acquire the business, properties and assets of MediVators through the merger (the "Merger") of Newco with and into MediVators. At the effective time of the Merger each issued and outstanding share of Series A Common Stock, par value $.01 per share, of MediVators will be converted into .2571 shares of common stock, par value $.10 per share, of Cantel ("Cantel Stock") and each issued and outstanding share of Series B 10% Cumulative Redeemable Convertible Common Stock, par value $.01 per share, of MediVators will be converted into .7713 shares of Cantel Stock. Upon the effectiveness of the Merger, the specific existence of Newco will cease and MediVators will be a wholly-owned subsidiary of Cantel.

    2. To transact such other business as may properly come before the meeting or any adjournments thereof.


    Only stockholders of record at the close of business on February 2, 1996 are entitled to notice of, and to vote at, the Special Meeting or any adjournment thereof.


    Record and beneficial holders of shares of MediVators Common Stock are entitled to dissent from the Merger, and to receive payment in cash for the fair value of their shares in lieu of the consideration they would receive under the Merger Agreement, if they comply with certain procedures specified in the Minnesota Business Corporation Act and described in the accompanying Joint Proxy Statement/ Prospectus. See "Rights of Dissenting Stockholders." A copy of Sections 302A.471 and 302A.473 of said Act, relating to dissenters' rights, is attached to the Joint Proxy Statement/Prospectus as ANNEX IV.

    You are cordially invited to attend the Special Meeting. If you do not plan to be present, kindly fill in, date and sign the accompanying proxy exactly as your name appears on your stock certificates and mail it promptly in the enclosed return envelope to assure that your shares are represented and your vote can be recorded. This may save MediVators the expense of further proxy solicitation.

    THE BOARD OF DIRECTORS OF MEDIVATORS BELIEVES THE PROPOSED MERGER IS IN THE BEST INTERESTS OF MEDIVATORS AND ITS STOCKHOLDERS, AND RECOMMENDS THAT ITS STOCKHOLDERS VOTE FOR THE ADOPTION OF THE MERGER AGREEMENT.

                                          By Order of the Board of Directors

                                          Brenda Angelstad,
                                          SECRETARY


Date: February 9, 1996

            CANTEL INDUSTRIES, INC.                             MEDIVATORS, INC.
        1135 BROAD STREET -- SUITE 203                         CANNON PLAZA SOUTH
           CLIFTON, NEW JERSEY 07013                           6352 320 STREET WAY
                                                          CANNON FALLS, MINNESOTA 35009

                           --------------------------

                        JOINT PROXY STATEMENT/PROSPECTUS


    This Joint Proxy Statement/Prospectus is being furnished to the stockholders of Cantel Industries, Inc., a Delaware corporation ("Cantel") and MediVators, Inc., a Minnesota corporation ("MediVators"), in connection with the solicitation of proxies for use at an Annual Meeting of Stockholders of Cantel (the "Cantel Meeting") and a Special Meeting of Stockholders of MediVators (the "MediVators Meeting"), both to be held on March 12, 1996, and at any adjournments thereof. At the Cantel Meeting, stockholders of Cantel will be asked to vote (i) for the election of three directors to Cantel's Board of Directors to hold office until the Annual Meeting of Stockholders to be held after the fiscal year ending July 31, 1998, (ii) for the appointment of independent auditors for the fiscal year ending July 31, 1996, and (iii) to adopt an Agreement and Plan of Merger dated as of November 14, 1995 (the "Merger Agreement") by and among Cantel, Cantel Acquisition Corp. ("Newco"), a newly-formed Minnesota corporation which is wholly-owned by Cantel, and MediVators. At the MediVators Meeting, stockholders of MediVators will be asked to adopt the Merger Agreement.


    Pursuant to the Merger Agreement, Cantel will acquire the business, property and assets of MediVators through the merger (the "Merger") of Newco with and into MediVators, which shall be the surviving corporation. At the effective time of the Merger (the "Effective Time"), each issued and outstanding share of Series A common stock, par value $.01 per share, of MediVators (the "Series A Stock") will be converted into .2571 shares of Cantel common stock, par value $.10 per share (the "Cantel Stock") and each issued and outstanding share of Series B 10% Cumulative Redeemable Convertible Common Stock, par value $.01 per share, of MediVators (the "Series B Stock") will be converted into .7713 shares of Cantel Stock. The Series A Stock and Series B Stock are sometimes collectively referred to as the "MediVators Stock." The issued and outstanding shares of Cantel Stock will be unaffected by the Merger. Upon the effectiveness of the Merger, the separate existence of Newco will cease and MediVators will become a wholly-owned subsidiary of Cantel.


    This document also constitutes a prospectus under the Securities Act of 1933, as amended (the "Securities Act") for the offering by Cantel pursuant to the terms of the Merger Agreement of (i) approximately 997,158 shares of Cantel Stock to be issued upon the conversion of MediVators Stock outstanding at the Effective Time; (ii) approximately 225,990 shares of Cantel Stock that will be reserved for issuance upon exercise of stock options outstanding at the Effective Time under the MediVators 1993 Director Stock Option Plan and 1991 Stock Option and Compensation Plan (the "MediVators Option Plans") and
individually granted non-plan options and warrants (collectively, the "MediVators Convertible Securities"); and (iii) such indeterminate number of shares of Cantel Stock as may become issuable pursuant to the anti-dilution provisions governing MediVators Convertible Securities. At the Effective Time, and assuming no MediVators Convertible Securities or Cantel Convertible Securities (as defined below) are exercised between the date hereof and the Effective Time, the former holders of MediVators Stock, will own approximately 26.5% of the issued and outstanding Cantel Stock without giving effect to the MediVators Convertible Securities or to options outstanding at the Effective Time under the Cantel 1991 Employee Stock Option Plan, 1991 Directors' Stock Option Plan, and 1981 Incentive Stock Option Plan (the "Cantel Option Plans"), and individually granted non-plan options and warrants exercisable for Cantel Stock (collectively, the "Cantel Convertible Securities"). See "Summary of Joint Proxy Statement/Prospectus -- Exchange Ratio."



    The affirmative vote of the holders of a majority of the outstanding shares of each of Cantel Stock and MediVators Stock is required by law to adopt the Merger Agreement and the Merger. However, it is a condition of Cantel's obligation under the Merger Agreement that the number of MediVators Shares as to which the holders thereof shall have given written notice of their election to dissent in accordance with the Minnesota Business Corporation Act (the "Minnesota Act") shall not exceed three percent (3%) of the number of shares of MediVators Stock outstanding. Subject to the satisfaction or waiver of certain conditions specified in the Merger Agreement, the Merger will be effected as soon as practicable following adoption of the Merger Agreement and the Merger at each of the Cantel Meeting and the MediVators Meeting. See "Terms of the Merger -- Conditions of the Merger." A copy of the Merger Agreement is set forth as ANNEX I to this Joint Proxy Statement/Prospectus.


    See "Risk Factors" for a discussion of certain risks related to the Merger.

    NEITHER THIS TRANSACTION NOR THESE SECURITIES HAVE BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION. THE COMMISSION HAS NOT PASSED UPON THE FAIRNESS OR MERITS OF THIS TRANSACTION NOR UPON THE ACCURACY OR ADEQUACY OF THIS JOINT PROXY STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.


    The date of this Joint Proxy Statement/Prospectus is February   , 1996.

                             AVAILABLE INFORMATION

    A Registration Statement on Form S-4 (the "Registration Statement") under the Securities Act has been filed with the Securities and Exchange Commission (the "Commission"). As permitted by the rules and regulations of the Commission, this document omits certain information, exhibits and undertakings contained in the Registration Statement. Such additional information can be inspected at the principal office of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549 and copies of the Registration Statement can be obtained from the Commission at prescribed rates by writing to the Commission at such address. For further information, reference is made to the Registration Statement including the exhibits filed therewith.

    Each of Cantel and Medivators is subject to the informational requirements of the Securities Exchange Act of 1934 (the "Exchange Act") and in accordance therewith file reports, proxy statements and other information with the Commission. Such reports, proxy statements and other information may be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and at its Northeast regional office, 7 World Trade Center, 13th Floor, New York, New York 10048 or Chicago regional office, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such materials can also be obtained by mail at prescribed rates. Requests should be directed to the Commission's public reference section, 450 Fifth Street, N.W., Washington, D.C. 20549.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE


    Cantel's Annual Report on Form 10-K for the fiscal year ended July 31, 1995 (Commission File No. 0-6132) and Quarterly Report on Form 10-Q for the quarter ended October 31, 1995, and MediVators' Annual Report on Form 10-KSB for the fiscal year ended December 31, 1994 and Quarterly Reports on Form 10-QSB for the quarters ended March 31, 1995, June 30, 1995, and September 30, 1995 (Commission File No. 0-20039), in each case as filed with the Commission, are incorporated herein by reference.


    Each of Cantel and MediVators undertakes to provide, without charge, to each person to whom this Joint Proxy Statement/Prospectus is delivered, including any beneficial owner, upon written or oral request of such person, a copy of any and all of the information that has been incorporated by reference herein by Cantel or MediVators, as the case may be (except for exhibits thereto unless such exhibits are specifically incorporated by reference into the information that this Joint Proxy Statement/Prospectus incorporates).
                            ------------------------


    THIS JOINT PROXY STATEMENT/PROSPECTUS INCORPORATES DOCUMENTS BY REFERENCE WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. SUCH DOCUMENTS OF CANTEL ARE AVAILABLE UPON REQUEST FROM JOANNA ALBRECHT, ASSISTANT SECRETARY, CANTEL INDUSTRIES, INC., 1135 BROAD STREET, CLIFTON, NEW JERSEY 07013 (201-470-8700). SUCH DOCUMENTS OF MEDIVATORS ARE AVAILABLE UPON REQUEST FROM BRENDA ANGELSTAD, SECRETARY, MEDIVATORS, INC., CANNON PLAZA SOUTH, 6352 320 STREET WAY, CANNON FALLS, MINNESOTA 55009 (507) 263-4721. IN ORDER TO INSURE TIMELY DELIVERY OF SUCH DOCUMENTS, ANY REQUEST SHOULD BE MADE BY MARCH 5, 1996.


    NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION OTHER THAN AS CONTAINED HEREIN IN CONNECTION WITH THE MATTERS DESCRIBED HEREIN, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY CANTEL, NEWCO, OR MEDIVATORS.

                               TABLE OF CONTENTS


                                                                                                               PAGE
                                                                                                             ---------
SUMMARY OF JOINT PROXY STATEMENT/PROSPECTUS................................................................          5
  Introduction.............................................................................................          5
  Parties to the Merger....................................................................................          5
  Meetings of Stockholders.................................................................................          5
  Stock Ownership..........................................................................................          5
  Exchange Ratio...........................................................................................          6
  Management and Operations of MediVators After the Merger.................................................          6
  Certain Differences in the Rights of Stockholders........................................................          6
  Surrender of Certificates for MediVators Stock...........................................................          7
  Reasons for the Merger...................................................................................          7
  Certain Federal Income Tax Consequences..................................................................          8
  Accounting Treatment.....................................................................................          8
  Dissenters' Rights.......................................................................................          8
  Amendment, Waiver and Termination of the Merger Agreement................................................          8
  Comparative Per Share Data...............................................................................          9
RISK FACTORS...............................................................................................         10
SELECTED FINANCIAL DATA....................................................................................         18
  Cantel...................................................................................................         18
  MediVators...............................................................................................         20
SELECTED UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL DATA.............................................         22
STOCKHOLDER MEETINGS.......................................................................................         23
  Cantel Meeting...........................................................................................         23
  MediVators Meeting.......................................................................................         24
  Solicitation of Proxies..................................................................................         25
PROPOSAL 1 -- THE MERGER...................................................................................         25
TERMS OF THE MERGER........................................................................................         25
  General..................................................................................................         25
  Reasons for the Merger...................................................................................         25
  Background of the Merger.................................................................................         27
  Conversion of MediVators Stock in Merger; Assumption of Outstanding
   Convertible Securities..................................................................................         30
  Procedure for Conversion of MediVators Stock.............................................................         31
  The Surviving Corporation................................................................................         31
  Conduct of Business Pending the Merger...................................................................         31
  Representations and Warranties...........................................................................         31
  Conditions of the Merger.................................................................................         31
  Amendment, Waiver, Termination...........................................................................         32
  Effect of Termination....................................................................................         32
  Cantel Loans to MediVators...............................................................................         33
  Expenses.................................................................................................         33
  Resale of Cantel Stock by MediVators Affiliates..........................................................         33
  Interests of Certain Persons in the Merger...............................................................         33
COMPARISON OF CANTEL STOCK TO MEDIVATORS STOCK.............................................................         34
  Description of Cantel Stock..............................................................................         34
  Description of MediVators Stock..........................................................................         34
CERTAIN FEDERAL INCOME TAX CONSEQUENCES....................................................................         35
ACCOUNTING TREATMENT.......................................................................................         37

                                                                                                               PAGE
                                                                                                             ---------
RIGHTS OF DISSENTING MEDIVATORS STOCKHOLDERS...............................................................         38
  Procedure to Preserve Dissenters' Rights.................................................................         38
  Procedures Following an Assertion of Dissenters' Rights..................................................         39
UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL DATA......................................................         41
  Unaudited Pro Forma Combined Condensed Balance Sheet.....................................................         42
  Unaudited Pro Forma Combined Condensed Statements of Operations..........................................         43
  Notes to Unaudited Pro Forma Combined Condensed Financial Statements.....................................         48
INFORMATION WITH RESPECT TO CANTEL.........................................................................         49
  General..................................................................................................         49
  Price Range of Cantel Stock..............................................................................         49
  Employees................................................................................................         50
  Legal Proceedings........................................................................................         51
INFORMATION WITH RESPECT TO MEDIVATORS.....................................................................         49
  General..................................................................................................         49
  Price Range of MediVators Stock..........................................................................         50
PROPOSAL 2 (FOR CANTEL STOCKHOLDERS ONLY) ELECTION OF DIRECTORS............................................         51
COMMITTEES; MEETINGS OF THE BOARD OF DIRECTORS OF CANTEL...................................................         52
REPORT ON EXECUTIVE COMPENSATION BY THE COMPENSATION COMMITTEE AND THE STOCK OPTION COMMITTEE OF THE BOARD
 OF DIRECTORS..............................................................................................         52
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION................................................         53
PERFORMANCE GRAPH..........................................................................................         53
PROPOSAL 3 (FOR CANTEL STOCKHOLDERS ONLY) RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS..............         54
OTHER MATTERS..............................................................................................         54
  Submission of Cantel Stockholder Proposals...............................................................         54
  Form 10-K and Form 10-KSB................................................................................         54
LEGAL MATTERS..............................................................................................         54
EXPERTS....................................................................................................         54
ANNEXES:
 I.  Merger Agreement
 II.  Annual Report on Form 10-K of Cantel for the fiscal year ended July 31, 1995
    Quarterly Report on Form 10-Q of Cantel for the quarter ended October 31, 1995
III.  Annual Report on Form 10-KSB of MediVators for the fiscal year ended December 31, 1994
    Quarterly Report on Form 10-QSB of MediVators for the quarter ended September 30, 1995
 IV.  Sections 302A.471 and 302A.473 of Minnesota General Corporation Act

                  SUMMARY OF JOINT PROXY STATEMENT/PROSPECTUS

INTRODUCTION

    The following is a summary of certain information contained in this Joint Proxy Statement/ Prospectus. The Joint Proxy Statement/Prospectus relates, in part, to the adoption of the Merger Agreement by the stockholders of Cantel and MediVators pursuant to which Newco, a newly organized and wholly-owned subsidiary of Cantel, will be merged into MediVators. The Joint Proxy Statement/ Prospectus also relates, in the case of the Cantel Meeting, to the election of directors and the appointment of independent auditors. Upon the effectiveness of the Merger, the separate existence of Newco will cease and MediVators will become a wholly-owned subsidiary of Cantel. This summary is not intended to be a complete statement of all material terms of the Merger and is qualified in its entirety by reference to the more detailed information contained elsewhere in this Joint Proxy Statement/Prospectus, the Annexes hereto, including the Merger Agreement, a copy of which is attached as ANNEX I to this Joint Proxy Statement/Prospectus.

PARTIES TO THE MERGER

    CANTEL

    Cantel, through its Canadian subsidiary, Carsen Group Inc. ("Carsen"), markets and distributes medical equipment (including flexible and rigid endoscopes), precision instruments (including microscopes and image analysis systems) and industrial equipment (including remote visual inspection devices and laser distance measurement equipment). Carsen also offers a range of photographic equipment and business products. The principal executive offices of Cantel are located at 1135 Broad Street, Suite 203, Clifton, New Jersey 07013 (Tel. No.: 201-470-8700).

    MEDIVATORS

    MediVators designs, manufactures and markets endoscope disinfection equipment and supplies and medical waste disposal systems. Medivators also has the exclusive distribution rights throughout the Western Hemisphere for a newly developed chemical sterilant to be used in the sterilization of endoscopes and surgical instruments. The principal executive offices of MediVators are located at Cannon Plaza South, 6352 320 Street Way, Cannon Falls, Minnesota 55009 (Tel.
No.: 507-263-4721).

    NEWCO

    Newco is a Minnesota corporation recently formed by Cantel for the sole purpose of facilitating the Merger. Newco is a wholly-owned subsidiary of Cantel with no assets (other than those received in connection with its initial capitalization) or liabilities. The principal executive offices of Newco are located at 1135 Broad Street, Suite 203, Clifton, New Jersey 07013.

MEETINGS OF STOCKHOLDERS


    The Cantel and MediVators Meetings will both be held on March 12, 1996, at 10:00 a.m., Eastern Standard Time and 9:00 a.m. Central Standard Time, respectively, for the purpose of considering the Merger. At the Cantel Meeting, stockholders of Cantel will also be voting on the election of directors and the appointment of independent auditors. Only stockholders of record of Cantel and MediVators, respectively, at the close of business on February 2, 1996 (the "Record Date") are entitled to notice of and to vote at the Cantel Meeting or the MediVators Meeting, as the case may be. See "Stockholder Meetings."


STOCK OWNERSHIP


    As of February 2, 1996, Cantel had outstanding (i) 2,769,443 shares of Cantel Stock and (ii) Cantel Convertible Securities to purchase 756,729 shares, consisting of warrants for the purchase of 239,164 shares of Cantel Stock and options for the purchase of 517,565 shares of Cantel Stock. At that date, executive officers and directors of Cantel beneficially owned 1,343,089 shares of Cantel Stock (representing 48.5% of the total Cantel Stock entitled to vote at the Cantel Meeting) and Cantel Convertible Securities to purchase 514,398 shares of Cantel Stock.

    As of February 2, 1996, MediVators had outstanding (i) 3,872,486 shares of Series A Stock, (ii) 2,000 shares of Series B Stock, (iii) MediVators Convertible Securities to purchase 840,150 shares of Series A Stock, consisting of warrants for the purchase of 247,900 shares of Series A Stock, and options for the purchase of 592,250 shares of Series A Stock, and (iv) MediVators Convertible Securities to purchase 12,950 shares of Series B Stock, consisting of warrants (the "Series B Warrants"). At that date, executive officers and directors of MediVators beneficially owned 480,575 shares of MediVators Stock (representing 12.4% of the total MediVators Stock entitled to vote at the MediVators Meeting) and MediVators Convertible Securities to purchase 343,750 shares of MediVators Stock.


EXCHANGE RATIO

    Pursuant to the Merger Agreement, Cantel will acquire the business, property and assets of MediVators through the merger of Newco with and into MediVators which, as the surviving corporation, will be a wholly-owned subsidiary of Cantel. At the Effective Time, each issued and outstanding share of MediVators Series A Stock will be converted into .2571 shares of Cantel Stock (the "Exchange Ratio") and each issued and outstanding share of MediVators Series B Stock will be converted into .7713 shares of Cantel Stock.


    It is anticipated that an aggregate of approximately 997,158 shares of Cantel Stock will be issued in the Merger at the Effective Time. In addition, the MediVators Convertible Securities will become exercisable for a number of shares of Cantel Stock equal to the product of (A) .2571 (.7713 in the case of Series B Warrants) and (B) the number of shares of MediVators Stock into which such MediVators Convertible Securities were exercisable for immediately prior to the Effective Time. At the Effective Time, the former holders of the MediVators Stock, without giving effect to any Cantel Convertible Securities or MediVators Convertible Securities, will own approximately 26.5% of the issued and outstanding Cantel Stock.


    All of the Cantel Stock issuable upon the effectiveness of the Merger is being registered under the Securities Act pursuant to the Registration Statement of which this Joint Proxy Statement/Prospectus is a part.

    The Merger will become effective as soon as practicable following the adoption of the Merger Agreement at the Cantel Meeting and the MediVators Meeting, upon the filing of an appropriate Certificate of Merger filed with the Secretary of State of the State of Minnesota. The Merger is subject to the satisfaction or waiver of certain conditions. See "Terms of the Merger -- Conditions of the Merger."

MANAGEMENT AND OPERATIONS OF MEDIVATORS AFTER THE MERGER

    Immediately following the Merger, MediVators will be operated as a wholly-owned subsidiary of Cantel. After the Merger the MediVators' Board will consist of Donald L. Sturtevant and Curtis D. Luebke, currently executive officers and directors of MediVators, and James P. Reilly, Craig A. Sheldon and William J. Vella, currently executive officers and/or directors of Cantel or its Canadian subsidiary. Mr. Sturtevant will enter into an employment agreement with MediVators which will provide for his employment as President of MediVators for a three year term to commence upon the expiration of his current employment agreement in June 1996. Mr. Luebke will serve as a consultant to MediVators for a two and one-half year term to commence upon the expiration of his current employment agreement in June 1996.

CERTAIN DIFFERENCES IN THE RIGHTS OF STOCKHOLDERS

    The rights of stockholders of MediVators are currently governed by the Minnesota Act, MediVators' Articles of Incorporation, as amended (the "MediVators Articles"), and MediVators' restated By-laws (the "MediVators By-laws"). Upon consummation of the Merger, MediVators stockholders will become holders of Cantel Stock and their rights will be governed by the Delaware
General Corporation Law ("Delaware Law"), the Cantel Certificate of Incorporation and Cantel's By-laws (the "Cantel By-laws"). See "Comparison of Cantel Stock to MediVators Stock."

SURRENDER OF CERTIFICATES FOR MEDIVATORS STOCK

    Promptly following the Effective Time, letters of transmittal and instructions for use in surrendering stock certificates which, immediately prior to the Effective Time, represented MediVators Stock, will be delivered by American Stock Transfer & Trust Company, as exchange agent, to former stockholders of MediVators. STOCK CERTIFICATES SHOULD NOT BE SURRENDERED UNTIL SUCH LETTERS OF TRANSMITTAL AND INSTRUCTIONS HAVE BEEN RECEIVED. See "Terms of the Merger -- Procedure for Conversion of MediVators Stock."

REASONS FOR THE MERGER


    During the past few years, management of Cantel has been seeking to expand Cantel's business operations, particularly its medical instruments business which is the largest division of Cantel in terms of revenues and profitability. As a result, Cantel has embarked on an acquisition strategy to acquire businesses which complement Cantel's existing operations.



    As part of its expansion strategy, Cantel is seeking to acquire companies with operations in the United States, where Cantel currently has a substantial net operating loss carryforward but no business operations (other than its executive offices). Subject to certain conditions, Cantel's net operating loss carryforward could be used to offset taxable income generated by an acquired company in the United States. See "Certain Federal Income Tax Consequences."



    In considering the merits of the Merger, Cantel's Board of Directors gave substantial weight to the foregoing factors, particularly the synergy between the businesses of Cantel and MediVators. Management believes that the disinfector products of MediVators, which are utilized to disinfect endoscopes, complement the endoscopes and related products currently distributed by Cantel in Canada. Management also believes the infection control industry represents a growth opportunity. In addition, the acquisition of MediVators gives Cantel its desired business presence in the United States where it can utilize its net operating loss carryforward. Furthermore, the business of MediVators represents an opportunity for Cantel to expand into a non-distribution business whereby it will design, manufacture and distribute proprietary products, some of which are patented. Management of Cantel believes that this will reduce Cantel's current dependence on third party suppliers. See "Risk Factors -- Dependence on Principal Suppliers."



    Cantel's Board of Directors believes that the Merger is an economical and efficient means to expand its medical instruments business as compared with the significant capital and time requirements that would be required for Cantel to develop proprietary products such as those of MediVators. Such belief takes into consideration the existing revenues, customer base, and ongoing business operations of MediVators that would not be immediately present if Cantel were to develop proprietary products on its own. Cantel's use of its common stock rather than cash to consummate the acquisition, as well as its ability to utilize the pooling of interests accounting treatment for the Merger, were other significant factors considered by Cantel's Board of Directors in approving the Merger. Although the Board of Directors of Cantel considered the Merger in light of all of the factors discussed above, the Board did not quantify relative weights to the specific factors considered.



    In assessing the merits of the Merger, the Board of Directors of Cantel also considered the following risks and disadvantages of the Merger: the significant net losses, accumulated deficit, and negative cash flow of MediVators, and the other risk factors attributable to MediVators' business discussed in "Risk Factors" below, particularly MediVators' need for additional capital and current lack of an effective sales and distribution network in the United States. See "Risk Factors." Another disadvantage of the Merger taken into account by the Board is the dilution of the existing stockholders' ownership of Cantel. Cantel's Board of Directors determined that the benefits outweighed the disadvantages and unanimously approved the terms of the Merger and recommends that the Cantel stockholders adopt the Merger Agreement. See "Terms of the Merger -- Background of the Merger."



    In reaching its determination that the Merger is in the best interests of the MediVators stockholders and unanimously recommending that the MediVators stockholders adopt the Merger Agreement,

MediVators' Board of Directors considered the following factors: the terms of the Merger Agreement (which were negotiated on an arms-length basis between Cantel and MediVators), the tax consequences of the Merger, that Cantel is a larger, more diversified company which is engaged in the sale of medical instruments as well as other businesses, Cantel's results of operations, balance sheet and financial condition, MediVators' need for additional capital to continue its operations, and the greater financial and marketing resources of the combined entities. In particular, the Board considered the difficulties experienced by MediVators in successfully marketing and selling its products and believes that Cantel could provide added marketing, sales and distribution capabilities. The Board also considered the Merger in light of prior offers received from third parties to acquire specific assets or business segments of MediVators (but not the company as a whole), all of which offers were rejected as not being in the best interests of MediVators as a whole or its stockholders. Also considered was the fact that the Merger would allow the stockholders of MediVators to continue to have an equity interest in MediVators' business following the Merger by reason of their ownership of shares of Cantel Stock.



    The Board of Directors of MediVators also considered certain potential risks and disadvantages of the Merger, primarily the loss of control to the majority stockholders of Cantel, Cantel's reliance on its principal supplier, and Cantel's lack of significant cash reserves available for future investment in MediVators' businesses following consummation of the Merger. See "Risk Factors." Notwithstanding the foregoing matters, in consideration of the potential benefits of the Merger, MediVators' Special Committee of the Board of Directors unanimously approved the Merger on November 8, 1995 which action was then unanimously ratified by the full Board. See "Terms of the Merger -- Reasons for the Merger."


CERTAIN FEDERAL INCOME TAX CONSEQUENCES


    The Merger is intended to qualify as a tax-free reorganization within the meaning of Section 368(a)(1)(A) of the Internal Revenue Code of 1986, as amended, and, as such, no gain or loss should be recognized by stockholders of Cantel or MediVators as a result of the Merger (except to the extent of cash received in lieu of fractional shares and cash received upon exercise of dissenters' rights of appraisal). See "Certain Federal Income Tax Consequences."


ACCOUNTING TREATMENT

    The Merger will be accounted for by Cantel as a "pooling of interests" in accordance with generally accepted accounting principles. Under this accounting treatment, the assets, liabilities and retained earnings of Cantel and MediVators are carried forward at their historical carrying amounts. Operating results of Cantel and MediVators are combined for all periods prior to the Effective Date, and previously issued financial statements are restated as though Cantel and MediVators had always been combined.

DISSENTERS' RIGHTS

    Holders of shares of MediVators Stock will be entitled to dissenters' rights of appraisal under Minnesota law in connection with the Merger if such holders follow the procedures required by Section 302A.471 of the Minnesota Act. Under such rights of appraisal, a record or beneficial owner of shares of MediVators Stock whose shares are not voted in favor of adoption of the Merger Agreement will be entitled to receive the fair market value of his or her shares in cash in lieu of the consideration contemplated by the Merger Agreement if he or she complies with certain procedures specified in the Minnesota Act relating to dissenters' rights. However, the Merger Agreement provides that Cantel need not consummate the Merger if holders of three percent (3%) or more of the outstanding shares of MediVators Stock exercise their dissenters' rights. See "Rights of Dissenting MediVators Stockholders" and "Terms of the Merger -- Amendment, Waiver, Termination."

    Holders of shares of Cantel Stock will not have any dissenters' rights of appraisal.

AMENDMENT, WAIVER AND TERMINATION OF THE MERGER AGREEMENT

    The Merger Agreement may be amended by Cantel and MediVators by action taken by or on behalf of their respective Boards, at any time prior to the Effective Time of the Merger, except that after adoption of the Merger Agreement by the stockholders of each of Cantel and MediVators, no amendment that under applicable law may not be made without the approval of the stockholders of Cantel or MediVators may be made without such approval. At any time prior to the Effective Time, Cantel and MediVators may (i) extend the time for the performance of any of the obligations of the other party under the Merger Agreement, (ii) waive any inaccuracies in the representations and warranties of the other party contained in the Merger Agreement or (iii) waive compliance by the other party with any of the agreements or conditions contained therein. In addition, the Merger Agreement may be terminated at any time prior to the Effective Date if certain conditions are not satisfied. See "Terms of the Merger -- Amendment, Waiver, Termination."

COMPARATIVE PER SHARE DATA

    The following tables set forth per share information as to results of operations and book values of Cantel and MediVators on an historical basis, Cantel and MediVators on a pro forma combined basis, and MediVators on an equivalent pro forma basis, for the periods and as of the date indicated. The pro forma combined data have been included for comparative purposes only and do not purport to be indicative of the results of operations or financial position which actually would have been obtained if the Merger and been effected at the beginning of each of the periods or as of the date indicated or of the financial position or results of operations which may be obtained in the future.


                                                                                                      THREE MONTHS ENDED
                                                                          YEAR ENDED JULY 31,            OCTOBER 31,
                                                                    -------------------------------  --------------------
                                                                      1995       1994       1993       1995       1994
                                                                    ---------  ---------  ---------  ---------  ---------
Net income (loss) from continuing operations per primary common and common equivalent share:
  Cantel historical...............................................  $     .32  $     .31  $    (.54) $     .03  $     .02
  Pro forma combined..............................................  $    (.21) $    (.07) $    (.86) $    (.01) $    (.08)
  MediVators historical...........................................  $    (.46) $    (.36) $    (.45) $    (.03) $    (.10)
  MediVators equivalent pro forma.................................  $   (1.80) $   (1.41) $   (1.74) $    (.13) $    (.38)

Net income (loss) from continuing operations per fully diluted common and common equivalent share:
  Cantel historical...............................................  $     .32  $     .31  $    (.34) $     .03  $     .02
  Pro forma combined..............................................  $    (.21) $    (.07) $    (.66) $    (.01) $    (.08)
  MediVators historical...........................................  $    (.46) $    (.36) $    (.45) $    (.03) $    (.10)
  MediVators equivalent pro forma.................................  $   (1.80) $   (1.41) $   (1.74) $    (.13) $    (.38)



                                                                                                   OCTOBER 31, 1995
                                                                                                   -----------------
Book value per outstanding common share:
  Cantel historical..............................................................................      $    2.37
  Pro forma combined.............................................................................      $    2.24
  MediVators historical..........................................................................      $     .53
  MediVators equivalent pro forma................................................................      $    2.07


    Cantel has not paid cash dividends on its Common Stock during the past five years. See "Information with Respect to Cantel -- Price Range of Cantel Stock."

                                  RISK FACTORS

DEPENDENCE ON PRINCIPAL SUPPLIERS


    The majority of Cantel's products are manufactured and supplied by Olympus Optical Co. Ltd., a Japanese corporation and are sold by Cantel pursuant to a distribution agreement with Olympus Optical's United States-based subsidiary, Olympus America, Inc. ("Olympus"), which expires in March 1998. In addition, Cantel generally does not have the right to manufacture, distribute or sell any products which are competitive with the Olympus products covered by the distribution agreement. Accordingly, the ability of Cantel to operate profitably in the future will depend in large part on its ability to obtain adequate quantities of products from Olympus at prices which allow Cantel to be competitive. Although Olympus has generally filled Cantel's orders on a timely basis, no assurance can be given that Cantel will be able to obtain sufficient quantities of products, particularly those in great demand. A failure to obtain such products could have a material adverse effect on Cantel. The distribution agreement imposes minimum purchase and service obligations upon Cantel and restricts Cantel from selling products competitive with those covered by the agreement. Subject to an allowance of a 10% shortfall from the minimum purchase requirements in certain situations, Olympus has the right to terminate the agreement with respect to each product group for which Cantel has failed to meet the minimum purchase requirements. If Cantel fails to meet such requirements for both precision instruments and industrial technology equipment, or for medical instruments, then Olympus has the right to terminate the entire agreement. During the contract year ended March 31, 1995, Cantel failed to meet its minimum purchase requirements for consumer products, which gave Olympus the right to terminate the distribution agreement as to consumer products; however, Olympus waived such default. If such a default occurs in the future there can be no assurance that Olympus will continue to provide such a waiver. Any termination of the distribution agreement or Cantel's right to distribute a product group thereunder, or the failure of Olympus to renew the distribution agreement upon its expiration, could have a material adverse effect on Cantel.



    In May 1994, Cantel entered into a long-term agreement with Jenoptik Technologie GmbH ("Jenoptik"), of Jena, Germany, for exclusive distribution of Jenoptik's laser distance measurement, thermal imaging products and on-line optical inspection and quality assurance systems in the United States, Canada and Mexico. The Jenoptik agreement imposes minimum purchase obligations commencing with the calendar year 1996 in the amount of DM 1,500,000. The minimum purchase requirement for calendar 1997 will be the average of the purchases during calendar years 1994, 1995 and 1996, and for each year thereafter, 110% of the preceding year's minimum purchase requirement. Failure to achieve the minimum purchase requirement in any year would give Jenoptik the right to terminate the agreement. The agreement will be automatically extended for a subsequent five year term commencing January 1, 2004 and every five years thereafter, as long as Cantel continues to achieve the minimum purchase requirements. Sales of Jenoptik products during calendar years 1994 and 1995 were not significant.


CUSTOMER ACCEPTANCE


    Customer acceptance of Cantel's products is significantly dependent on the ability of Olympus to continue to offer products which, with respect to Cantel's consumer products, appeal to continually shifting consumer demands and, with respect to most of Cantel's other products, meet the changing requirements of its other customers, including hospitals, educational institutions, industrial laboratories, government agencies and industrial corporations. Any change in the level of customer acceptance of Cantel's products could have a material adverse effect on Cantel.


FOREIGN OPERATIONS; CURRENCY FLUCTUATION

    Substantially all of Cantel's operations are conducted in Canada through a wholly-owned subsidiary. Substantially all of the products sold by Cantel in Canada are imported from the United States, Europe, Japan and other Far Eastern countries. Although there are currently no material restrictions on the importation of Cantel's products, Cantel's business may be adversely affected by risks associated with purchases from foreign suppliers, including foreign regulatory approval requirements, economic and political instability, shipping delays, fluctuations in exchange rates, and any trade barriers including custom duties, export quotas, tariff increases or other import or export restrictions imposed in the future, all of which could have a significant impact on Cantel's ability to distribute its products on a competitive and timely basis. Furthermore, Cantel's Canadian subsidiary purchases substantially all of its products in United States dollars but sells its products in Canadian dollars. Therefore, a decrease in the value of the Canadian dollar against the United States dollar between the time Cantel accepts a purchase order from a customer and the time Cantel pays its supplier could adversely affect Cantel. However, in an effort to lessen the impact of foreign currency fluctuations as they relate to purchases of inventory, Cantel's Canadian subsidiary currently enters into foreign exchange forward contracts to purchase United States dollars to hedge against such currency fluctuations. Cantel believes that its hedging program has successfully mitigated the effect of adverse currency fluctuations that would have otherwise impacted the cost of inventory purchases. However, management of Cantel has not quantified the economic effect of its hedging program as it relates to its results of operations. Moreover, such a decrease in the value of the Canadian dollar could result in a corresponding reduction in the United States dollar value of Cantel's assets that are denominated in Canadian dollars.


RELIANCE ON KEY PERSONNEL

    The success of Cantel is dependent to a significant degree upon the efforts of James P. Reilly, President and Chief Executive Officer, and William J. Vella, Executive Vice President of Cantel's Canadian subsidiary, and the loss or unavailability of either of them could have an adverse effect on Cantel. Neither Mr. Reilly nor Mr. Vella are employed pursuant to written employment agreements.


    MediVators is greatly dependent upon the services of Donald L. Sturtevant, its President and Chief Executive Officer. Loss of the services of Mr. Sturtevant could have an adverse effect on MediVators. Mr. Sturtevant is employed pursuant to an employment agreement which expires in June 1996. Although he is not contractually obligated to renew his employment agreement, Mr. Sturtevant has agreed to enter into a new employment agreement with MediVators upon consummation of the Merger that would take effect upon termination of his current employment agreement. The execution of the new agreement by Mr. Sturtevant is a condition to Cantel's obligation to consummate the Merger. See "Terms of the Merger -- Interests of Certain Persons in the Merger."


REDUCTION IN HEALTH CARE FUNDING


    Canadian hospitals funded by provincial governments purchase substantially all of the medical instruments distributed by Cantel. Cost control measures have been proposed by various provincial governments that may decrease funding to the hospitals and thereby decrease hospital spending. Due to these measures, certain of which have been recently implemented, the purchasing practices of hospitals may be significantly affected, generally causing the hospitals to be more conservative in the purchase of medical instruments, and to place increasing emphasis on maximizing the return on investment in new equipment. Although Cantel believes that its medical instruments are cost effective, a reduction by the provincial governments in the amount of funding for the types of products distributed by Cantel has had, and may continue to have, a material adverse effect on sales of Cantel's products to the hospitals. During the first six months of the fiscal year ending July 31, 1996, management estimates that sales of medical instruments will decline by approximately 20% as compared with sales during the comparable prior year period. Although management of Cantel believes that this decline is principally due to the cost control measures described above, management is unable to predict the effect of such measures on future sales.


NO CANTEL UNITED STATES OPERATIONS

    Cantel currently only has operations in Canada. It will be necessary for Cantel upon acquiring MediVators to expand the United States marketing and distribution of MediVators products. There can be no assurance that such expansion will occur.

COMPETITION


    CANTEL. Cantel distributes substantially all of its products in highly competitive markets in which many products are available from several nationally and internationally recognized competitors of Cantel. Many of such competitors have greater financial and technical resources than Cantel and are well-established, with reputations for success in the sale and service of their products.



    The markets for Cantel's medical products and precision instruments are highly competitive. Cantel believes that competitive factors in sales of medical products and precision instruments include price, product performance and reliability of product service. Cantel's competitive position is also dependent on the ability of the manufacturer of the products distributed by Cantel to keep pace with technological advances in the field. Although Cantel knows of no competitor that sells a broad range of both flexible and rigid endoscopes on a national basis in Canada, there are several national or regional distributors of rigid or flexible endoscopes that are functionally similar to those distributed by Cantel, including Pentax, Ingram & Bell, Storz, and Circon ACMI. Cantel knows of three principal manufacturers of precision instruments that sell products that are generally of a similar range and quality as the Olympus products sold by Cantel. Cantel believes that these competitors, including Leica, Nikon, and Zeiss, generally sell their products through distribution networks which focus their marketing efforts on a narrower customer base than that of Cantel.



    The market for Cantel's industrial technology equipment is relatively new, and while competition is not currently a major factor, Cantel cannot predict future levels of competition in this area. The most notable competitor is Flolite Industries, which distributes Welch Allyn equipment.



    The sale of consumer products is highly competitive and is expected to remain as competitive in the foreseeable future. Cantel competes with numerous manufacturers with established international reputations, including Canon, Minolta, Nikon, Fuji, and Pentax, that sell brand name products which are functionally similar to the products sold by Cantel. Cantel believes that competitive factors in sales of consumer products include technical features, style and price. Failure of Cantel's suppliers of consumer products to keep pace with new features and technological advances could adversely affect Cantel's competitive position. Furthermore, these manufacturers distribute their products through their own sales force and thus compete directly with Cantel. These manufacturers often possess greater financial and technical resources than Cantel and, as manufacturers, may have certain other competitive advantages over Cantel. Moreover, Cantel faces significant competition in Canada from vendors in the United States, many of which offer products at prices lower than those charged by Cantel. Such vendors often market their products in Canada through catalog and direct mail advertisements. In addition, Cantel encounters competition from cross-border shopping by Canadians who can generally purchase consumer products at lower prices in the United States than in Canada.



    MEDIVATORS. The medical products industry is intensely competitive and is characterized by rapid technological change, accompanying product obsolescence and the introduction of competitive products offering improved features at lower prices. Advances by MediVators' competitors or others could at any time require MediVators to attempt to modify or change its products in order to compete effectively.



    MediVators believes its primary competitors in the sale of endoscope disinfectors include Unitrol, Key Med, Lutz, Steris and Custom Ultrasonics. Some of these companies are more established and have greater resources than MediVators and, in addition to endoscope disinfectors, may sell a broader variety of related products.



    MediVators' medical waste disposal business competes with companies that sell special devices for the destruction of sharps and companies that provide products for the destruction and decontamination of other medical wastes.



    Several companies offer products which either destroy or decontaminate sharps waste near point-of-use. These approaches may range from grinding to chemical baths. MediVators believes that none of these approaches currently include free-standing units which are capable of destroying and decontaminating at point-of-use, and that such devices are significantly more expensive than the DSI-107 system.



    The products which are employed in the destruction and decontamination of rigid plastics, sharps and other plastic medical disposables compete with the DSI System 2000 Infectious Medical Waste Disposal System. They range from grinders, to chemical baths, to incinerators, to dry heat and autoclaves. MediVators knows of no competitive products which provide the performance features of the DSI System 2000 Infectious Medical Waste Disposal System at a comparable cost. MediVators believes those which are known to perform similar functions are significantly greater in cost.



CHANGING TECHNOLOGY



    The markets for certain products sold by each of Cantel and MediVators, particularly endoscopes and microscopes in the case of Cantel and endoscope disinfection equipment and medical waste disposal equipment in the case of MediVators, are characterized by changing technology, new product introductions and product enhancements, and evolving industry standards. The introduction or enhancement of products embodying new technology or the emergence of new industry standards could render existing products obsolete or result in short product life cycles. Accordingly, the ability of Cantel and MediVators to compete is in part dependent on their ability to continually offer enhanced and improved products. Cantel's ability to offer such products is substantially dependent on the efforts of its third party suppliers.


PRODUCT LIABILITY

    Cantel may be exposed to product liability claims resulting from the use of the products it distributes. Cantel maintains general liability insurance policies that include product liability coverage of $5,000,000 Canadian dollars in Canada. To date, there have been no material threatened or asserted claims against Cantel and Cantel believes such insurance coverage is adequate for its business. However, there can be no assurance that such insurance will be sufficient to cover potential claims or that the present level of coverage will continue to be available at a reasonable cost. A partially or completely uninsured successful claim against Cantel could have a material adverse effect on Cantel. Olympus has agreed to indemnify Cantel against any product liability claims against Cantel related to Olympus products.

    Likewise, MediVators faces the risk of product liability claims if the use of its products results in adverse effects. While MediVators will continue to attempt to take appropriate precautions, there can be no assurance that it will avoid product liability exposure. MediVators maintains product liability insurance of $1,000,000 in the United States; however, there can be no assurance that such coverage will be adequate to cover any product liability claims.

LIMITATION OF TAX LOSS CARRYFORWARD BENEFITS; INCOME TAX CONSIDERATIONS

    As of July 31, 1995, Cantel had net operating loss carryforwards for United States income tax purposes ("NOLs") of approximately $10,789,000 which expire through 2010. Under Section 382 of the Code, if Cantel undergoes an "ownership change," its ability to use its pre-ownership change NOLs (NOLs accrued through the date of the ownership change) would be limited annually to an amount equal to the product of (i) the long-term tax-exempt rate for ownership changes prescribed monthly by the Treasury Department and (ii) the value of Cantel's outstanding stock immediately before the ownership change excluding certain capital contributions (the "Section 382 Limitation"). Any allowable portion of the pre-ownership change NOLs that is not used in a particular taxable year following the ownership change could be carried forward to subsequent taxable years until the NOLs expire, usually 15 years after they are generated.

    Cantel believes that it is likely that an ownership change will not occur as a result of the Merger and thus that the Section 382 Limitation should not apply as a result of the Merger. However, there can be no assurance that there will not be an ownership change as a result of transactions that occur with respect to the Cantel Stock subsequent to the Merger, which would result in the application of the Section 382 Limitation.


    As of December 31, 1994, MediVators had NOLs of approximately $3,900,000 which expire through 2008. Upon consummation of the Merger, MediVators will undergo an "ownership change" under Section 382 of the Code. Therefore, the
Section 382  Limitation discussed  above  will apply  to MediVators'  NOLs.  The
Section 382 Limitation may be increased by certain recognized built-in gains if MediVators possesses a net unrealized built-in gain at the date of the ownership change.



    In addition, Cantel and its Canadian subsidiary cannot file consolidated tax returns, for Canadian or United States income tax purposes. Therefore, neither net losses sustained by Cantel in the United States nor the NOLs can be used to reduce Canadian federal or provincial income taxes payable by the Canadian subsidiary on its taxable income nor can losses sustained by the Canadian subsidiary, if any, be used to offset taxable income earned by Cantel in the United States. In the past, this has resulted in the payment of income taxes by Cantel in Canada, notwithstanding net losses sustained by Cantel in the United States or on a consolidated basis. See "Certain Federal Income Tax Consequences."



MEDIVATORS NET LOSSES; NEGATIVE CASH FLOW; NEED FOR ADDITIONAL CASH



    MediVators had net losses of $736,420, $1,569,610 and $1,058,979 for the years ended December 31, 1994, 1993 and 1992, respectively, and an accumulated deficit of $5,895,745 as of September 30, 1995 and has incurred losses from operations since its inception in 1985. During the nine months ended September 30, 1995, MediVators had a net loss of $1,566,996 (which includes a $903,000 write-down of certain inventory and related assets of MediVators' Disposal Sciences, Inc. subsidiary) and experienced negative cash flow from operating activities in the amount of $366,313. MediVators had $94,240 of cash and cash equivalents as of September 30, 1995, and requires additional cash to fund its future operations. The report of MediVators' independent accountants in the Annual Report of MediVators on Form 10-KSB for the fiscal year ended December 31, 1994 contains an explanatory paragraph related to MediVators' ability to continue as a going concern. The factors referenced in the accountants' opinion include MediVators' recurring losses, use of significant cash in its operations, and possible need for additional financing to fund operations. See Note 1 to the financial statements of MediVators included in its Annual Report attached hereto as ANNEX III.



    In order to satisfy the cash requirements of MediVators before the Merger, Cantel has agreed to loan MediVators up to $190,000 prior to the consummation of the Merger. Subsequent to the Merger, estimated cash flow from MediVators' operations may not be sufficient to meet its working capital needs for the next twelve months, so that additional financing may be required from Cantel or other sources. There can be no assurance that, if required, such financing will be available on terms acceptable to Cantel and MediVators. See "Terms of the Merger -- Cantel Loans to MediVators."


RESEARCH AND DEVELOPMENT COSTS; NO ASSURANCE OF SUCCESSFUL PRODUCT DEVELOPMENT


    MediVators has incurred and is expected to continue to incur research and development costs. Management estimates that research and development costs for calendar 1995 were approximately $300,000. Management anticipates that research and development costs during calendar 1996 will be similar to the amount incurred during 1995. There can be no assurance that such research and development will result in new products that will be successfully introduced to the market.


GOVERNMENT REGULATION


    MediVators' products are subject to extensive regulation by the United States Food and Drug Administration ("FDA"), which regulates the testing, manufacturing, packaging, distribution and marketing of medical devices in the United States, including certain products manufactured by MediVators. Delays in FDA review of proposed new products can significantly delay new product introduction and may result in a product becoming "dated" or losing its market opportunity before it can be introduced. Certain of MediVators' products may be regulated by other governmental agencies, including the Environmental Protection Agency ("EPA"). Comparable agencies in certain foreign countries also regulate Medivators' activities. The FDA and other governmental agency clearances generally are required before MediVators can market new products or make significant changes to existing products. The FDA also has the authority to require a recall or modification of products in the event of a defect.



    The Medical Device Amendments of 1976 to the Food, Drug and Cosmetic Act, amended in 1990 (the "Act") also requires compliance with specific manufacturing and quality assurance standards. The regulations also require that each manufacturer establish a quality assurance program by which the manufacturer monitors the manufacturing process and maintains records which show compliance with the FDA regulations and the manufacturer's written specifications and procedures relating to the devices. The FDA makes unannounced inspections of medical device manufacturers and may issue reports or citations where the manufacturer has failed to comply with appropriate regulations and procedures. Compliance with the provisions of the Act and the FDA's regulations is time-consuming and expensive. MediVators believes it is in material compliance with the provisions of the Act and regulations under the Act. Federal, state and foreign regulations regarding the manufacture and sale of MediVators' products are subject to change. MediVators cannot predict what impact, if any, such changes might have on its business.



    Regulations affecting the generation, handling and disposal of infectious waste span many jurisdictions. These wastes are regulated as solid or hazardous wastes under various federal, state and local environmental laws and regulations. Moreover, many jurisdictions are taking steps to develop specific regulations for such waste. The United States Congress, with the Medical Waste Tracking Act of 1988, mandated that a federal program to track such wastes be implemented by the EPA. Additionally, a substantial majority of states now have infectious waste laws and regulations, according to the Federal Office of Technology Assessment. Finally, local regulations can dramatically impact the location of disposal facilities.



    The Medical Waste Tracking Act required the EPA to establish regulations concerning the tracking of all aspects of medical waste treatment and disposal in designated states. In particular, all regulated medical waste must be segregated and packaged in specially marked and labeled containers prior to shipment for disposal off-site. Any regulated medical waste transported off-site must be accompanied by a Medical Waste Tracking form which identifies the generator of the waste, intermediate handlers and transporters and the disposal facility. Under the Act, the hospital or medical facility remain liable for the contaminated waste throughout this process including the transportation and destruction of the waste. The Medical Waste Tracking Act has effectively made disposal of medical waste, including sharps, much more expensive by increasing the hospital's or medical facility's liability, paperwork and man-hours required to legally process medical waste. Infectious waste treated on-site is exempted from the tracking requirements except that hospital's operating incinerators must report the quantity of the waste burned.



    State and local medical waste disposal laws vary. Accordingly, MediVators is required to present each individual governing body with the efficacy test results of the DSI System 2000 Infectious Waste Disposal System and to request permission to distribute in that jurisdiction.


PROPOSED DISTRIBUTION ARRANGEMENT


    MediVators endoscope disinfector products are currently sold and marketed through a network of independent distributors throughout the world. Cantel intends to expand the sales, marketing and distribution effort of the products, particularly in the United States, following the Merger. In this regard, Cantel is currently engaged in negotiations with Olympus with respect to the grant to Olympus of exclusive distribution rights in the United States and Central and South America for certain MediVators products, endoscope disinfection equipment for a three-year term. A condition of Cantel's obligation to consummate the Merger is the execution of a definitive distribution agreement with Olympus covering such products, which condition may be waived by Cantel in its sole discretion. No assurance can be given that the parties will reach agreement with respect to such an arrangement or that any such agreement will be on terms favorable to Cantel. Furthermore, if Cantel and this third party fail to enter into a definitive distribution agreement and Cantel elects to consummate the Merger, it will be necessary for Cantel to devote significant cash and other resources to expand and maintain the sales and marketing force in the United States for the MediVators products. No assurance can be given that Cantel will have sufficient resources available or that it will be able to obtain financing from its senior lenders or other third parties to finance such undertaking.


MANAGEMENT AND OPERATIONS OF ACQUIRED BUSINESS FOLLOWING THE MERGER



    Following  the  Merger,  Cantel  will  be  subject  to  certain  risks   and
uncertainties which are characteristic of acquisitions, including the assimilation and management of the acquired entity, the management of an expanded operation, and the reaction of MediVators' employees to the Merger. Cantel believes that these risks are mitigated by Cantel's existing relationship with MediVators as a distributor of MediVators disinfection equipment in Canada, and Cantel's intention to operate MediVators as a separate and distinct operation of Cantel, utilizing MediVators' current facilities and retaining certain employees, including its current President. Cantel is placing significant reliance on Donald L. Sturtevant, the President of MediVators, who has agreed to enter into a new employment agreement upon consummation of the Merger. However, there can be no assurance that Mr. Sturtevant or any other current employee of MediVators will remain available following the Merger. See "-- Reliance on Key Personnel."



MEDIVATORS' COMMITMENTS AND CONTINGENCIES



    MediVators is a party to an exclusive worldwide license agreement with the Mayo Foundation for Medical Education and Research (the "Mayo Foundation") which grants MediVators a license to manufacture and sell certain related patented equipment known as the OTT Disinfector for flexible endoscopes ("OTT
Disinfector") and to use certain related proprietary know-how of the Mayo Foundation (the "License Agreement"). Under the License Agreement, the Mayo Foundation owns all patent rights and know-how with respect to the OTT Disinfector. The License Agreement expires December 31, 2005. Under the License Agreement, MediVators must pay a royalty equal to five percent (5%) of the net revenues received by MediVators from sales of the OTT Disinfector and enhancements or improvements to the OTT Disinfector. Although MediVators no longer sells the OTT Disinfector, it pays the Mayo Foundation a royalty on revenues from sales of a successor line of disinfector products developed by MediVators known as the DSD-91 and DSD-91E. These products do not utilize the patented technology of the OTT Disinfector but did evolve from certain licensed know-how related thereto. The Mayo Foundation has the right to terminate the License Agreement if MediVators fails to pay minimum royalties of $75,000 per year.



    Under the License Agreement, MediVators is obligated to adhere to a general marketing plan pursuant to which MediVators is to emphasize sales to key teaching or teaching affiliated hospitals in major markets, attend meetings of endoscopy professionals, monitor sales activities and performance of sales representatives, engage an international sales firm with representatives or distributors in foreign markets and perform other marketing activities. The License Agreement provides that the Mayo Foundation may terminate such agreement if MediVators defaults in the payment of any royalty or the making of any required report, breaches any covenant or makes a false report, and fails to remedy such default, breach or report within ten days after written notice thereof from the Mayo Foundation.



    In January 1992, MediVators, through its wholly owned subsidiary Disposal Sciences, Inc. ("DSI"), acquired the assets of National Syringe Disposal, Inc. ("NSD"), including the DSI-100 compact sharps disposal system. MediVators paid $524,584 in cash to or for the account of NSD and issued 125,844 shares of MediVators Series A Stock to NSD. MediVators is obligated to pay NSD 20% of DSI's pre-tax profits, if any, related to the acquisition of NSD, in the years ending December 31, 1992 through 1996, up to an aggregate maximum payment of $2,000,000, payable in cash or Series A Stock at the option of NSD. As DSI has not achieved pre-tax profits in any year since the acquisition, no payments were due to NSD based on operating results through December 31, 1995.

POTENTIAL ADVERSE EFFECT OF FUTURE ISSUANCES OF PREFERRED STOCK



    Cantel's Certificate of Incorporation authorizes the issuance of up to 1,000,000 shares of preferred stock with such designations, rights, preferences and privileges as may be determined from time to time by the Board of Directors. Accordingly, the Board of Directors is empowered, without stockholder approval, to issue preferred stock with such rates of dividends, redemption provisions, liquidation preferences, voting rights, conversion privileges and such other characteristics as the Board of Directors may deem necessary. While the Board of Directors believes that the flexibility created by such authorization could be advantageous to Cantel in promptly consummating desirable acquisitions or financial transactions should favorable opportunities arise, if issued, the preferred stock could discourage, delay or prevent a takeover of Cantel (including takeovers in which Cantel stockholders would receive a premium for their shares), make the removal of management of Cantel more difficult, or otherwise dilute the rights of holders of Cantel Stock and depress the market price of Cantel's securities.



WARRANTY SERVICE OF CONSUMER PRODUCTS



    Pursuant to the distribution agreement between Cantel and Olympus, Cantel is required to provide warranty service for all Olympus cameras presented to Cantel for service, whether or not such cameras were sold by Cantel. To date, this obligation has not had a material adverse effect on Cantel. Cantel generally provides a two-year warranty for cameras and a one-year warranty for other consumer products. Olympus Optical Co. Ltd., an affiliate of Olympus, reimburses Cantel for warranty repairs on cameras not sold by Cantel.



MEDIVATORS' PATENTS AND PROPRIETARY RIGHTS



    MediVators holds patents on certain of its medical waste disposal systems which it believes are of material importance to MediVators. However, MediVators does not currently hold any patents with respect to its disinfector products. It holds a license to manufacture and sell the OTT Disinfector under a patent of the Mayo Foundation, however MediVators no longer sells such product. Its current disinfector products, the DSD 91 and DSD 91E, utilize certain know-how developed by the Mayo Foundation pursuant to a license agreement, but have no patent protection. There can be no assurance as to the breadth or degree of protection which existing or future patents, if any, may afford MediVators, that any patent applications will result in issued patents or that patents will not be circumvented or invalidated. In addition, there can be no assurance that existing patents or any future patents of MediVators will provide any meaningful competitive advantage. Furthermore, there can be no assurance that any patent will be upheld if legally challenged or that MediVators or Cantel will have the financial or other resources necessary to enforce or defend a patent infringement or proprietary rights violation action.



REDUCED SALES OF CONSUMER PRODUCTS



    Although net sales of Cantel's consumer products represented approximately 20%, 25%, and 27% of Cantel's net revenues from continuing operations during the fiscal years ended July 31, 1995, 1994 and 1993, respectively, Cantel has incurred operating losses in this segment for each of the past three fiscal years. The lack of growth and profitability in the consumer products division has resulted principally from lower demand for product. During fiscal 1995, the reduced demand and increased operating losses were primarily attributable to the loss of national account business, either through the total loss of customers or the reduction of orders. Cantel is undertaking steps to address the current market conditions by restructuring this division's sales functions and marketing strategies. Cantel has also discussed these issues with Olympus and suggested strategies for making Olympus cameras more price competitive in Canada. However, Cantel anticipates the continued reduction of national account business during fiscal 1996 and there can be no assurance that Cantel's actions will reverse the trend described above.

                            SELECTED FINANCIAL DATA

    The following tables present selected historical financial data for Cantel and MediVators.

CANTEL SELECTED FINANCIAL DATA


    The financial data in the following table is qualified in its entirety by, and should be read in conjunction with, the financial statements and notes thereto and other information of Cantel incorporated by reference in this Joint Proxy Statement/Prospectus. The statements of operations data and the balance sheets data as of and for each of the fiscal years in the five year period ended July 31, 1995 have been derived from the financial statements of Cantel which have been audited by Ernst & Young LLP, independent auditors, whose report with respect to the balance sheets as of July 31, 1995 and 1994 and for the statements of operations for the three years ended July 31, 1995, 1994 and 1993, appears in Cantel's Annual Report on Form 10-K for the year ended July 31, 1995, which is incorporated in this Joint Proxy Statement/Prospectus by reference and attached hereto as ANNEX II. The statements of operations data for the three month periods ended October 31, 1995 and 1994, and the balance sheet data as of October 31, 1995, have been derived from the unaudited financial statements of Cantel, which appear in Cantel's Quarterly Report on Form 10-Q for the quarter ended October 31, 1995, which is incorporated into this Joint Proxy Statement/Prospectus by reference and attached hereto as ANNEX II. The information presented below with respect to interim periods reflects all adjustments which are, in the opinion of management, necessary for a fair presentation of the financial position and results of operations. The results of operations for such interim periods are not necessarily indicative of the results to be expected for the full fiscal year.

CONSOLIDATED STATEMENTS OF OPERATIONS DATA:


                                                                                                THREE MONTHS ENDED
                                                     FISCAL YEAR ENDED JULY 31,                    OCTOBER 31,
                                        -----------------------------------------------------  --------------------
                                          1995       1994       1993       1992       1991       1995       1994
                                        ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                                       (AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)
Net sales.............................  $  31,079  $  29,349  $  28,633  $  28,245  $  24,672  $   5,429  $   6,313
Cost of sales.........................     21,056     19,790     19,557     18,558     15,967      3,755      4,361
Gross profit..........................     10,023      9,559      9,076      9,687      8,705      1,674      1,952
Income (loss) from continuing
 operations (1).......................      2,481      2,601      1,432      2,242      2,041       (100)       260
Interest expense (2)..................        479        301        184        112      1,197         13         95
Income (loss) from continuing
 operations before income taxes.......      2,002      2,300      1,248      2,130        844       (113)       165
Income taxes (2)......................      1,001      1,054      1,160      1,051        880       (200)       104
Income (loss) from continuing
 operations...........................      1,001      1,246         88      1,079        (36)        87         61
Income (loss) from discontinued
 operations (3).......................     --            562        (24)       763        639     --         --
Extraordinary gain on extinguishment
 of debt (4)..........................     --          1,211     --         --         --         --         --
Net income............................      1,001      3,019         64      1,842        603         87         61
Dividends on preferred stocks.........     --            314      1,185        890        419     --         --
Net income (loss) attributable to
 common stock.........................      1,001      2,705     (1,121)       952        184         87         61
Earnings (loss) per common and common
 equivalent share:
  Primary:
    Continuing operations.............  $     .32  $     .31  $    (.54) $     .09  $    (.20) $     .03  $     .02
    Discontinued operations...........     --            .19       (.01)       .33        .31     --         --
    Extraordinary gain................     --            .40     --         --         --         --         --
                                        ---------  ---------  ---------  ---------  ---------  ---------  ---------
      Net income (loss)...............  $     .32  $     .90  $    (.55) $     .42  $     .11  $     .03  $     .02
                                        ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                        ---------  ---------  ---------  ---------  ---------  ---------  ---------
  Fully diluted(5):
    Continuing operations.............  $     .32  $     .31  $    (.34) $     .22  $    (.20) $     .03  $     .02
    Discontinued operations...........     --            .18       (.01)       .15        .30     --         --
    Extraordinary gain................     --            .40     --         --         --         --         --
                                        ---------  ---------  ---------  ---------  ---------  ---------  ---------
      Net income (loss)...............  $     .32  $     .89  $    (.35) $     .37  $     .10  $     .03  $     .02
                                        ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                        ---------  ---------  ---------  ---------  ---------  ---------  ---------
Weighted average number of common and
 common equivalent shares:
  Primary.............................      3,142      3,011      2,033      2,293      2,078      3,264      3,147
  Fully diluted.......................      3,146      3,055      2,465      4,960      2,078      3,290      3,147

CONSOLIDATED BALANCE SHEETS DATA:


                                                                  JULY 31,
                                            -----------------------------------------------------  OCTOBER 31,
                                              1995       1994       1993       1992       1991        1995
                                            ---------  ---------  ---------  ---------  ---------  -----------
                                                      (AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)
Total assets..............................    $17,399    $14,115    $17,480    $19,508    $19,977     $15,437
Current assets............................     16,016     12,777     16,119     18,039     18,243      13,984
Working capital...........................     11,163      8,347      9,440     11,816     11,052      10,476
Current liabilities (6)...................      4,853      4,430      6,679      6,223      7,191       3,508
Long-term debt, less current
 portion (6)..............................      6,087      4,327      7,989      9,761     10,901       5,279
Stockholders' equity......................      6,368      5,188      2,521      3,150      1,458       6,554
Book value per outstanding common share...  $    2.30  $    1.90  $    1.02  $    1.69  $     .78  $     2.37
Common shares outstanding.................      2,768      2,735      2,466      1,864      1,864       2,768


------------------------

(1) Includes for fiscal 1993 a write-off of $135,000 in costs related to the termination of a proposed private placement of securities. Includes for fiscal 1992 a write-off of $175,000 in expenses related to the termination of a proposed public offering of securities. Includes for fiscal 1991 a restructuring gain of $50,000.



(2) Includes for the three months ended October 31, 1995 a recovery of prior years' federal and provincial income taxes and withholding taxes of approximately $175,000 and interest of approximately $98,000 arising from a negotiated settlement with Revenue Canada of a prior year tax reassessment.



(3) Income (loss) from discontinued operations principally reflects the October 1993 sale of all of the assets, and the transfer of certain liabilities, of the Seating Division previously owned by Cantel, to the German manufacturer of the seating products.



(4) In fiscal 1994, the extraordinary gain on the extinguishment of debt reflects the recognition of the remaining deferred interest benefit arising from Cantel's 1991 debt restructuring with its lending banks and subordinated debenture holders.



(5) In fiscal 1993, includes the adding back of Cantel Series B Preferred Stock dividends of $100,000 and Cantel Series B Preferred Stock imputed dividends of $152,000 to reflect the conversion of the Series B Preferred Stock into 600,000 shares of Cantel Stock as of the beginning of the fiscal year.



(6) Current liabilities and long-term debt as of July 31, 1993, 1992 and 1991 include an aggregate of $1,388,000, $1,972,000 and $2,587,000, respectively, of deferred interest benefit arising out of Cantel's debt restructuring which was consummated in fiscal 1991.


MEDIVATORS SELECTED FINANCIAL DATA

    The financial data in the following table is qualified in its entirety by, and should be read in conjunction with, the financial statements and notes thereto and other information of MediVators incorporated by reference in this Joint Proxy Statement/Prospectus. The statements of operations data and balance sheets data as of and for each of the fiscal years in the three year period ended December 31, 1994 have been derived from the financial statements of MediVators which have been audited by Price Waterhouse LLP, independent accountants, whose report (which contains an explanatory paragraph related to MediVators' ability to continue as a going concern) with respect to the balance sheets as of December 31, 1994 and 1993 and for the statements of operations for the two years ended December 31, 1994 and 1993, appears in MediVators Annual Report on Form 10-KSB for the year ended December 31, 1994, which is incorporated in this Joint Proxy Statement/Prospectus by reference and attached hereto as ANNEX III. The statements of operations data and balance sheets data as of and for each of the fiscal years in the two year period ended December 31, 1991 have been derived from the financial statements of MediVators which have been audited by other independent accountants. The statement of operations data for the nine month periods ended September 30, 1995 and 1994, and the balance sheet data as of September 30, 1995, have been derived from the unaudited financial statements of MediVators, which appear in MediVators' Quarterly Report on Form 10-QSB for the quarter ended September 30, 1995, which is incorporated in this Joint Proxy Statement/ Prospectus by reference and attached hereto as ANNEX III. The information presented below with respect to interim periods reflects all adjustments which are, in the opinion of management, necessary for a fair presentation of financial position and the results of operations. The results of operations for such interim periods are not necessarily indicative of the results to be expected for the full year.

CONSOLIDATED STATEMENTS OF OPERATIONS DATA:

                                                                                                   NINE MONTHS
                                                                                                      ENDED
                                                   FISCAL YEAR ENDED DECEMBER 31,                 SEPTEMBER 30,
                                        -----------------------------------------------------  --------------------
                                          1994       1993       1992       1991       1990       1995       1994
                                        ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                                       (AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)
Net sales.............................  $   3,310  $   2,888  $   2,014  $   1,608  $   1,519  $   2,334  $   2,199
Cost of sales.........................      2,203      1,934      1,226        686        637      1,404      1,525
Gross profit..........................      1,107        954        788        922        882        930        674
Income (loss) from continuing
 operations (1).......................       (744)    (1,630)    (1,129)        (9)        57     (1,645)      (772)
Other (income) expense................        (14)       (35)        36     --         --            (70)        20
Interest expense (income).............          6        (25)      (106)       (38)        73         (8)       (25)
Net income (loss).....................       (736)    (1,570)    (1,059)        29        (16)    (1,567)      (767)
Earnings (loss) per common and common
 equivalent share.....................  $    (.22) $    (.55) $    (.37) $     .02  $    (.01) $    (.41) $    (.24)
                                        ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                        ---------  ---------  ---------  ---------  ---------  ---------  ---------
Weighted average number of common and
 common equivalent shares.............      3,309      2,846      2,846      1,506      1,347      3,846      3,193

CONSOLIDATED BALANCE SHEETS DATA:

                                                                      DECEMBER 31,
                                                  -----------------------------------------------------  SEPTEMBER 30,
                                                    1994       1993       1992       1991       1990         1995
                                                  ---------  ---------  ---------  ---------  ---------  -------------
                                                             (AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)
Total assets....................................  $   4,313  $   3,430  $   4,393  $   4,905  $     575    $   2,644
Current assets..................................      3,527      2,572      3,300      4,791        507        2,127
Working capital (deficit).......................      2,772      2,078      2,888      4,559       (240)       1,577
Current liabilities.............................        755        494        412        232        747          550
Stockholders' equity (deficit)..................      3,558      2,936      3,976      4,673       (172)       2,094
Book value per outstanding common share (2).....  $     .93  $     .93  $    1.40  $    1.72      *        $     .54
Common shares outstanding (2)...................      3,823      3,147      2,846      2,721        951        3,878

------------------------
 *  Not meaningful

(1) Includes for the nine months ended September 30, 1995 a $903,000 write-down of certain inventory and related assets of MediVators' Disposal Sciences, Inc. subsidiary.

(2) Includes MediVators Series A Stock and MediVators Series B Stock (converted at the rate of 3 shares of Series A Stock for each outstanding share of Series B Stock).

         SELECTED UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL DATA

    The following tables set forth certain selected unaudited pro forma combined condensed financial data for Cantel after giving effect to the Merger, as if it had been consummated, with respect to statements of operations data, at the beginning of each of the periods presented, or, with respect to balance sheet data, as of the date presented. The following tables present such information as if the Merger had been accounted for as a pooling of interests. The information presented is derived from, should be read in conjunction with, and is qualified in its entirety by reference to, the unaudited pro forma combined condensed financial data and the notes thereto appearing elsewhere in this Joint Proxy Statement/Prospectus and the separate historical financial statements and the notes thereto incorporated by reference in this Joint Proxy Statement/Prospectus and attached hereto as ANNEX II and ANNEX III. The selected unaudited pro forma combined condensed financial data have been included for comparative purposes only and do not purport to be indicative of the results of operations or financial position which actually would have been obtained if the Merger had been effected at the beginning of each of the periods or as of the date indicated or of the financial position or results of operations which may be obtained in the future. See "Selected Financial Data" and "Unaudited Pro Forma Combined Condensed Financial Data."

UNAUDITED PRO FORMA COMBINED STATEMENTS OF OPERATIONS DATA:


                                                                                              THREE MONTHS ENDED
                                                                  YEAR ENDED JULY 31,            OCTOBER 31,
                                                            -------------------------------  --------------------
                                                              1995       1994       1993       1995       1994
                                                            ---------  ---------  ---------  ---------  ---------
                                                                (AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)
Net sales.................................................  $  34,073  $  32,203  $  31,188  $   6,252  $   6,969
Net loss from continuing operations attributable to common
 stock....................................................       (788)      (243)    (2,369)       (38)      (317)
Earnings (loss) from continuing operations per common and
 common equivalent share: (1)(2)
  Primary.................................................  $    (.21) $    (.07) $    (.86) $    (.01) $    (.08)
  Fully Diluted (3).......................................  $    (.21) $    (.07) $    (.66) $    (.01) $    (.08)
Weighted average number of common and common equivalent
 shares: (1)(2)
  Primary.................................................      3,739      3,426      2,765      3,765      3,733
  Fully Diluted (3).......................................      3,739      3,426      3,197      3,765      3,733


UNAUDITED PRO FORMA COMBINED BALANCE SHEET DATA:


                                                                                                OCTOBER 31,
                                                                                                   1995
                                                                                              ---------------
Total assets................................................................................    $    18,145
Current assets..............................................................................         16,195
Working capital.............................................................................         11,844
Current liabilities.........................................................................          4,351
Long-term debt..............................................................................          5,279
Stockholders' equity........................................................................          8,419
Book value per outstanding common share.....................................................    $      2.24
Common shares outstanding...................................................................          3,765


------------------------
(1) This calculation assumes the issuance to the MediVators' stockholders of .2571 shares of Cantel Stock for each outstanding share of MediVators Series A Stock, and .7713 shares of Cantel Stock for each outstanding share of MediVators Series B Stock. Additionally, the calculation assumes that none of the presently outstanding MediVators Convertible Securities have been exercised. The outstanding MediVators Convertible Securities which are considered common stock equivalents are not included in the computation of primary or fully diluted earnings per share since they would be antidilutive upon conversion into Cantel options and warrants.


(2) Reflects the elimination of Cantel convertible securities from the calculation of weighted average shares outstanding for fiscal 1995 and 1994 and for the three months ended October 31, 1995 and 1994, since they are antidilutive due to the combined net loss from continuing operations attributable to common stock.


(3) In fiscal 1993, includes the adding back of Cantel Series B Preferred Stock dividends of $100,000 and Cantel Series B Preferred Stock imputed dividends of $152,000 to reflect the conversion of the Series B Preferred Stock into 600,000 shares of Cantel Stock as of the beginning of the fiscal year.

                              STOCKHOLDER MEETINGS

CANTEL MEETING


    The enclosed Cantel proxy is solicited by the Board of Directors of Cantel for use at the Cantel Meeting, to be held on March 12, 1996 at 10:00 a.m., Eastern Standard Time, at The Harmonie Club, 4 East 60th Street, New York, New York, and at any and all adjournments thereof. This Joint Proxy Statement/Prospectus and form of proxy are being mailed to stockholders on or about February 9, 1996.



    As of February 2, 1996, the record date fixed for the determination of stockholders of Cantel entitled to notice of and to vote at the Meeting, there were 2,769,443 outstanding shares of Cantel Stock, which is the only outstanding class of voting securities of Cantel. Each outstanding share of Cantel Stock is entitled to one vote on each matter to be voted upon.


    Properly executed proxies will be voted in accordance with the instructions indicated in such proxies. If no instructions are indicated, such proxies will be voted FOR the adoption of the Merger Agreement, the election of each of the three management nominees for election as directors to hold office until the Annual Meeting of Stockholders to be held after the fiscal year ending July 31, 1998, and the appointment of Ernst & Young LLP as the independent auditors of Cantel for the fiscal year ending July 31, 1996, as such matters are described herein, and in accordance with the best judgment of the proxy holders with respect to any other matters which may be properly submitted to the Cantel Meeting.

    The Board of Directors of Cantel does not intend to present at the Cantel Meeting any matters other than those set forth in this Joint Proxy
Statement/Prospectus, nor does the Board know of any other matters which may come before the Cantel Meeting. However, if any other matters are properly presented, it is the intention of the persons named in the enclosed Cantel proxy to vote it in accordance with their judgment.


    Only stockholders of record at the close of business on February 2, 1996 will be entitled to vote at the Cantel Meeting or any adjournment or adjournments thereof.


    Any proxy given pursuant to this solicitation may be revoked at any time by the stockholder giving it before it is exercised by delivery to the Secretary of Cantel of a written notice of revocation bearing a date later than the proxy, by submission of a later dated and properly executed proxy or by voting in person at the Cantel Meeting. Attendance at the Cantel Meeting will not, in itself, constitute a revocation of a proxy. Any written notice revoking a proxy with respect to shares of Cantel Stock shall be sent to: Cantel Industries, Inc., 1135 Broad Street, Suite 203, Clifton, New Jersey 07013, attention: Secretary.


    Under the by-laws of Cantel, stockholders holding a majority of the shares of Cantel Stock entitled to vote shall constitute a quorum at the Cantel Meeting. Shares represented in person or by proxy as to any matter will be counted toward the fulfillment of a quorum. Adoption of the Merger Agreement requires the affirmative vote of the holders of a majority of the Cantel Stock outstanding on the record date. The vote of a plurality of the votes cast in person or by proxy is necessary for the election of directors. The affirmative vote of a majority of the shares of Cantel Stock present in person or by proxy is necessary for the approval of the appointment of independent auditors. The directors and executive officers of Cantel, who collectively own an aggregate of approximately 48.5% of the voting power of the Cantel Stock, have indicated an intent to vote FOR the approval of the Merger, the election of management nominees as directors, and the appointment of Ernst & Young LLP as the independent auditors of Cantel.


    Votes at the Meeting will be tabulated by an inspector of election (who may be an employee of Cantel) appointed by Cantel or Cantel's transfer agent. As the affirmative vote of a majority of the votes represented by Cantel Stock outstanding as of the Record Date is required for the adoption of the Merger Agreement, abstentions and "broker non-votes" will have the same effect as a negative vote.

    Brokers holding shares for beneficial owners must vote those shares according to the specific instructions they receive from beneficial owners. If specific instructions are not received, brokers may vote those shares in their discretion, depending on the type of proposal involved. Cantel believes that, in accordance with New York Stock Exchange rules applicable to such voting by brokers, brokers will not have discretionary authority to vote with respect to shares of Cantel Stock as to which no instructions are received with respect to the adoption of the Merger Agreement. Any such shares as to which brokers do not receive instructions from beneficial owners are considered "broker non-votes."

MEDIVATORS MEETING


    The enclosed MediVators proxy is solicited by the Board of Directors of MediVators for use at the MediVators Meeting, to be held on March 12, 1996 at 9:00 a.m., Central Standard Time, at the Embassy Suites Hotel, Minneapolis Airport South, 7901 34th Avenue South, Bloomington, Minnesota, and at any and all adjournments thereof. This Joint Proxy Statement/Prospectus and form of proxy are being mailed to stockholders on or about February 9, 1996.



    As of February 2, 1996, the record date fixed for the determination of stockholders of MediVators entitled to notice of and to vote at the Meeting, there were 3,872,486 outstanding shares of MediVators Series A Stock and 2,000 outstanding shares of MediVators Series B Stock, which are the only outstanding classes of voting securities of MediVators. Each share of MediVators Series A Stock and Series B Stock is entitled to one vote, voting together with respect to the adoption of the Merger Agreement.


    Properly executed proxies will be voted in accordance with the instructions indicated in such proxies. IF NO INSTRUCTIONS ARE INDICATED, SUCH PROXIES WILL BE VOTED FOR THE ADOPTION OF THE MERGER AGREEMENT.

    The Board of Directors of MediVators does not intend to present at the MediVators Meeting any matters other than those set forth in this Joint Proxy Statement/Prospectus, nor does the Board know of any other matters which may come before the MediVators Meeting. However, if any other matters are properly presented, it is the intention of the persons named in the enclosed MediVators proxy to vote it in accordance with their judgment.


    Only stockholders of record at the close of business on February 2, 1996 will be entitled to vote at the MediVators Meeting or any adjournment or adjournments thereof.


    Any proxy given pursuant to this solicitation may be revoked at any time by the stockholder giving it before it is exercised by delivery to the Secretary of MediVators of a written notice of revocation bearing a date later than the proxy, by submission of a later dated and properly executed proxy or by voting in person at the MediVators Meeting. Attendance at the MediVators Meeting will not, in itself, constitute a revocation of a proxy. Any written notice revoking a proxy with respect to shares of either series of MediVators Stock shall be sent to: MediVators, Inc., Cannon Plaza South, 6352 320 Street Way, Cannon Falls, Minnesota 55009, attention: Secretary.


    Under the by-laws of MediVators, stockholders holding a majority of the shares of MediVators Stock entitled to vote shall constitute a quorum at the MediVators Meeting. Shares represented in person or by proxy as to any matter will be counted toward the fulfillment of a quorum. The affirmative vote of a majority of the MediVators Stock outstanding on the record date present in person or by proxy, voting together as a single class, is necessary for the adoption of the Merger Agreement. The directors, executive officers and affiliates of MediVators, who collectively own an aggregate of 12.4% of the voting power of the MediVators Stock, have indicated an intent to vote FOR the adoption of the Merger Agreement.

    Votes at the Meeting will be tabulated by an inspector of election (who may be an employee of MediVators) appointed by MediVators or MediVators' transfer agent. As the affirmative vote of a majority of the votes represented by both series of MediVators Stock outstanding as of the Record Date is required for the adoption of the Merger Agreement, abstentions and "broker non-votes" will have the same effect as a negative vote.

    Brokers holding shares for beneficial owners must vote those shares according to the specific instructions they receive from beneficial owners. If specific instructions are not received, brokers may generally vote those shares in their discretion, depending on the type of proposal involved. However, MediVators believes that, in accordance with New York Stock Exchange rules applicable to such voting by brokers, brokers will not have discretionary authority to vote with respect to shares of MediVators Stock as to which no instructions are received with respect to the adoption of the Merger Agreement. Any such shares as to which brokers do not receive instructions from beneficial owners are considered "broker non-votes."

SOLICITATION OF PROXIES

    Cantel and MediVators will each bear its own expenses in connection with the solicitation of proxies hereunder. In addition to solicitation by mail, arrangements may be made with brokerage houses and other custodians, nominees and fiduciaries to send proxy material to beneficial owners, and Cantel or MediVators, as the case may be, will, upon request, reimburse them for any attendant expenses.

    In order to ensure the presence of a quorum at the Cantel Meeting and the MediVators Meeting, all stockholders are requested to sign and return promptly the enclosed proxy in the postage paid envelope provided for that purpose. The signing of the proxy will not prevent your attending the meeting and voting in person if you wish to do so.

                            PROPOSAL 1 -- THE MERGER
                              TERMS OF THE MERGER


    The following discussion is a summary of certain provisions of the Merger Agreement, a copy of which is annexed hereto as ANNEX I and is incorporated herein by reference, and of other agreements which were or are to be executed and delivered in connection with the Merger. The information below is qualified in its entirety by reference to the Merger Agreement.


GENERAL

    As soon as practicable following the adoption of the Merger Agreement at the Cantel Meeting and the MediVators Meeting, subject to the satisfaction or waiver of certain other conditions, Newco will be merged with and into MediVators, which will be the surviving corporation. The Effective Time will be the time that a Certificate of Merger is filed with the Secretary of State of Minnesota. As a result of the Merger, MediVators will become a wholly-owned subsidiary of Cantel and the separate existence of Newco will cease. In connection with the Merger, the outstanding shares of MediVators Stock will be converted into the right to receive shares of Cantel Stock.


REASONS FOR THE MERGER



    During the past few years, management of Cantel has been seeking to expand Cantel's business operations, particularly its medical instruments business which is the largest division of Cantel in terms of revenues and profitability. As a result, Cantel has embarked on an acquisition strategy to acquire businesses which complement Cantel's existing operations.



    As part of its expansion strategy, Cantel is seeking to acquire companies with operations in the United States, where Cantel currently has a substantial net operating loss carryforward but no business operations (other than its executive offices). Subject to certain conditions, Cantel's net operating loss carryforward could be used to offset taxable income generated by an acquired company in the United States. See "Certain Federal Income Tax Consequences."

    In considering the merits of the Merger, Cantel's Board of Directors gave substantial weight to the foregoing factors, particularly the synergy between the business of Cantel and MediVators. Management believes that the disinfector products of MediVators, which are utilized to disinfect endoscopes, complement the endoscopes and related products currently distributed by Cantel in Canada. Management also believes the infection control industry represents a growth opportunity. In addition, the acquisition of MediVators gives Cantel its desired business presence in the United States where it can utilize its net operating loss carryforward. Furthermore, the business of MediVators represents an opportunity for Cantel to expand into a non-distribution business whereby it will design, manufacture and distribute proprietary products, some of which are patented. Management of Cantel believes that this will reduce Cantel's current dependence on third party suppliers. See "Risk Factors -- Dependence on Principal Suppliers."



    Cantel's Board of Directors believes that the Merger is an economical and efficient means to expand its medical instruments business as compared with the significant capital and time requirements that would be required for Cantel to develop proprietary products such as those of MediVators. Such belief takes into consideration the existing revenues, customer base, and ongoing business operations of MediVators that would not be immediately present if Cantel were to develop proprietary products on its own. Cantel's use of its common stock rather than cash to consummate the acquisition, as well as its ability to utilize the pooling of interests accounting treatment for the Merger, were other significant factors considered by Cantel's Board of Directors in approving the Merger. Although the Board of Directors of Cantel considered the Merger in light of all of the factors discussed above, the Board did not quantify relative weights to the specific factors considered.



    In assessing the merits of the Merger, the Board of Directors of Cantel also considered the following risks and disadvantages of the Merger: the significant net losses, accumulated deficit, and negative cash flow of MediVators, and other risk factors attributable to MediVators' business discussed in "Risk Factors" above, particularly MediVators' need for additional capital and current lack of an effective sales and distribution network in the United States. See "Risk Factors." Another disadvantage of the Merger taken into account by the Board is the dilution of the existing stockholders' ownership of Cantel. Cantel's Board of Directors determined that the benefits outweighed the disadvantages and unanimously approved the terms of the Merger and recommends that the Cantel stockholders adopt the Merger Agreement. See "-- Background of the Merger."



    In reaching its determination that the Merger is in the best interests of the MediVators stockholders and unanimously recommending that the MediVators stockholders adopt the Merger, MediVators' Board of Directors considered the following factors: the terms of the Merger Agreement (which were negotiated on an arms-length basis between Cantel and MediVators), the tax consequences of the Merger, that Cantel is a larger, more diversified company which is engaged in the sale of medical instruments as well as other businesses, Cantel's results of operations, balance sheet and financial condition, MediVators' need for additional capital to continue its operations, and the greater financial and marketing resources of the combined entities. In particular, the Board considered the difficulties experienced by MediVators in successfully marketing and selling its products and believes that Cantel could provide added marketing, sales and distribution capabilities. The Board also considered the Merger in light of prior offers received from third parties to acquire specific assets or business segments of MediVators (but not the company as a whole), all of which offers were rejected as not being in the best interests of MediVators as a whole or its stockholders. Also considered was the fact that the Merger would allow the stockholders of MediVators to continue to have an equity interest in MediVators' business following the Merger by reason of their ownership of shares of Cantel Stock.



    The Board of Directors of MediVators also considered certain potential risks and disadvantages of the Merger, primarily the loss of control to the majority stockholders of Cantel, Cantel's reliance on its principal supplier, and Cantel's lack of significant cash reserves available for future investment in MediVators' businesses following consummation of the Merger. See "Risk Factors." Notwithstanding the foregoing matters, in consideration of the potential benefits of the Merger, MediVators' Special Committee of the Board of Directors unanimously approved the Merger on November 8, 1995, which action was then unanimously ratified by the full Board.



    Alternatives to the Merger considered by the Board of Directors of MediVators included the third party offers to purchase certain assets or segments of MediVators referred to above and seeking to raise capital through a private equity offering. However, the Board believes that the Merger represents a better long-term opportunity for MediVators and its stockholders.



    The terms of the Merger were negotiated on an arms-length basis, with no benefits being conferred upon insiders of either company (other than in their capacities as stockholders on the same basis provided to all other stockholders). The most significant factors considered in negotiating the terms were the market prices and marketability of Cantel Stock and MediVators Stock, and the respective earnings, financial condition and prospects of Cantel and MediVators.



    The Boards of Directors of Cantel and MediVators believe the Merger is in the best interests of their respective companies and stockholders, and unanimously recommend that their stockholders vote FOR the approval of the Merger Agreement.


BACKGROUND OF THE MERGER


    Cantel, through its Canadian subsidiary, has been a distributor of certain MediVators endoscope disinfection equipment in Canada since February 1, 1994. In March 1995, Cantel and MediVators began general discussions regarding a possible business combination between Cantel and MediVators. The first merger related discussion between the parties was initiated by Cantel, which through its relationship as a distributor of certain MediVators products, considered MediVators as a possible acquisition candidate. However, at the time Cantel initiated such discussion, MediVators was looking for possible acquirors and was considering Cantel as such a party. Over the course of several meetings, officers of Cantel and MediVators discussed the merits of a stock-for-stock merger. Negotiations were conducted principally by James P. Reilly, President of Cantel, and Donald L. Sturtevant, President of MediVators. The transaction was negotiated and considered on an arms-length basis. At no time did such representatives discuss or negotiate benefits to be received by officers, directors, or other affiliates of MediVators other than those available to stockholders of MediVators generally in their capacity as such and in connection with the employment arrangements of Mr. Sturtevant and Curtis D. Luebke, Chairman of MediVators. The terms of the employment agreement and consulting agreement to be entered into by Messrs. Sturtevant and Luebke, respectively, in connection with the Merger are discussed in "-- Interests of Certain Persons in the Merger." The consideration to be paid to them under those agreements and the other terms and conditions thereof are not more favorable than those provided under their current employment agreements with MediVators.



    On June 19, 1995, the President of Cantel advised the Board of Directors of Cantel about the commencement of discussions with MediVators regarding a possible business combination. The Board discussed its general acquisition strategy and affirmed that the acquisition of MediVators represented an opportunity consistent with such strategy. See "-- Reasons for the Merger." As a result, the Board authorized the Chairman and President of Cantel to continue discussions with MediVators, to conduct due diligence and to negotiate the terms of a transaction, subject to further Board review and approval. The Board had previously charged the Chairman and the President with the responsibility of identifying potential acquisition candidates and engaging in preliminary discussions with such candidates in furtherance of a possible business combination. During the next four months, the Chairman and President of Cantel met regularly to discuss the progress of negotiations as well as due diligence matters. They updated members of the Board during that period principally by telephone conversations.


    During June and July 1995, officers of MediVators updated the MediVators Board concerning discussions with Cantel. On August 8, 1995, MediVators convened a special meeting of its Board of Directors to discuss the potential merger. The MediVators' Board of Directors reviewed MediVators'
financial position and its need for additional capital and to increase its distribution so as to become profitable. After discussion by the MediVators
Board it was determined that a Special Committee be appointed to review the proposed Merger and determine if it should be approved. The Special Committee, consisting of Gerald D. Van Eeckhout, Thomas D. Mensing and Robert Cerza, the three non-management directors of MediVators, was formed due to the Board's desire to have the Merger reviewed by its independent members. This decision took account of potential conflicts of interest that could arise out of the interests of the two management directors of MediVators in the Merger, whose employment would continue following the Merger. As discussed above, no consideration is being provided to such members of management not available to all stockholders of MediVators in their capacities as such. The Special Committee reviewed information concerning Cantel and discussed the merits of a merger. After such discussion, basic terms for a letter of intent were agreed to. The Special Committee directed the officers of MediVators to negotiate the letter of intent and collect further due diligence information concerning Cantel.



    In July 1995, MediVators advised Cantel that its interest in a merger was conditioned on a valuation of MediVators of not less than $2.00 per share of its Series A Stock. Such valuation represented a premium over the $1.54 average price and price range of $1.38 to $2.00 per share of Series A Stock on the Nasdaq Small Cap Market during June 1995. The Board of MediVators asserted that a premium over market value was warranted based on its belief that the market price of its stock did not adequately reflect the high quality and sales potential of its products and its research and development capabilities. The Board further believed that a six month analysis of MediVators' trading ranges, which reflected higher prices than in June, was warranted since such prices more accurately took account of such sales potential and research and development capabilities. It asserted that the more recent price decline reflected lower than anticipated sales levels resulting not from product deficiencies but rather from inadequate marketing and sales efforts. MediVators, based on its limited financial resources, believed that it could not realize its potential value without a significant cash infusion or business combination with a company in possession of significant marketing, sales and distribution resources.



    In considering the $2.00 minimum price request by MediVators, Cantel analyzed the six month trading history of mediVators Series A Stock, reviewed historical financial statements of MediVators, and considered its reasons for the merger. See "-- Reason for the Merger" and "Information with Respect to MediVators - Price Range of medivators Stock." Cantel believes that trading prices in the public markets are generally fair and accurate indicators of market value. Based on its market analysis, review of financial statements (particularly sales history and gross profits) and its belief that mediVators represented a good acquisition candidate for Cantel with significant business prospects (for the reasons set forth above in the section captioned "Reasons for the Merger"), the Board of Cantel determined that $2.00 per share represented a fair valuation of MediVators Series A Stock. The Cantel Board agreed that the premium requested by MediVators was warranted in light of its perceived business prospectus, particularly when considering the marketing, sales, and distribution resources of Cantel, directly and through Olympus, which Cantel believed would have a strong interest in acting as a distributor in the United States and elsewhere. Although Cantel could not be assured that Olympus would be interested in acting as a distributor of mediVators products (and therefore provided that the merger was conditioned on Olympus entering into a satisfactory distribution agreement, which condition could be waived by Cantel), Cantel believed that if a distribution agreement was reached, it could quickly exceed the historic sales levels of MediVators and attain profitability. For the foregoing reasons, Cantel believed that the then current trading range of MediVators was a fair indicator of MediVators' value and, with the addition of the premium discussed above, represented a fair basis for determining the exchange ratio set forth in the letter of intent, subject to further due diligence. Other than considering the trading prices of MediVators Series A Stock, as well as the perceived benefits of the Merger to Cantel, the Board of Cantel did not conduct any formal financial or market analysis in determining the value of MediVators nor did it engage any investment bankers or other financial experts to consider valuation issues.

    Upon agreement by Cantel and MediVators of the $2.00 per share valuation of MediVators and that stockholders of MediVators would receive Cantel Stock (and no cash or other assets) in exchange for their MediVators Stock, the parties then discussed the valuation of such Cantel Stock. Due to Cantel's belief that valuations based on public trading prices are good indicators of fair market value, Cantel advised MediVators that in computing the exchange ratio Cantel Stock would be valued at $6.50 per share, the closing price on July 7, 1995, the date Cantel formulated its offer. Such value was supported by the $6.53 average price of Cantel Stock on the NASDAQ National Market System during June 1995. MediVators, in considering such valuation, analyzed the historic trading ranges of Cantel Stock, reviewed historical financial statements of Cantel, and considered its reasons for the merger (described above in section captioned "Reasons for the Merger"). Based on such analysis, MediVators believed that $6.50 represented a fair and accurate valuation of Cantel Stock and thus agreed with Cantel's valuation. MediVators did not conduct any formal financial analysis or additional market analysis in determining valuations nor did it engage any investment bankers or other financial experts to consider valuation issues.



    As a result, the exchange ratio set forth in the letter of intent was based upon valuation of $6.50 per share for Cantel Stock and $2.00 per share for MediVators Series A Stock.



    On August 17, 1995, Cantel and MediVators entered into a letter of intent which specified the general terms of the proposed merger.


    On August 22, 1995 the President of MediVators updated the Special Committee as to the current status of negotiations and that due diligence by both parties was continuing. The Special Committee assessed further information concerning Cantel, but because there were still issues being discussed between Cantel and MediVators no action to approve the merger was taken.


    On October 10, 1995 the Special Committee of MediVators met to discuss the status of discussions with Cantel and the due diligence process, and to review the basic terms of the proposed Merger Agreement.



    On October 13, 1995, the President of Cantel delivered information about MediVators, including public reports containing audited annual and unaudited quarterly financial statements filed with the Securities and Exchange Commission, and product information, as well as a draft of the Merger Agreement, to each member of the Cantel Board of Directors. The Board also received unaudited pro forma combined condensed financial information for the fiscal years ended July 31, 1995, 1994 and 1993 which were prepared by management of Cantel and gave effect to the Merger on a pooling of interests accounting basis, as well as pro forma projections for the fiscal year ending July 31, 1996. On October 16, 1995, the Board of Cantel met at a regular meeting to discuss and assess the proposed Merger. At the meeting, the Board reviewed the structure and proposed terms of the Merger. They also reviewed MediVators' results of operations for the last several years and its business prospects for the future. In assessing the business prospects of MediVators, the Board of Cantel considered (i) MediVators' current range of products, (ii) growth opportunities in the infection control industry, (iii) current management of MediVators, (iv) MediVators' research and development capabilities, and (v) the opportunity to achieve higher sales and improved operating results by entering into a proposed distribution arrangement with Olympus. Information related to MediVators' research and development was the only non-public information material to the Board's assessment. Such information related to endoscope disinfection equipment under development, but did not include any projections related to sales of such equipment.



    Cantel's Board then discussed in detail the benefits and risks of the Merger. See "-- Reasons for the Merger." The President advised the Board on the status of Cantel's due diligence and indicated that further due diligence was being conducted, particularly with respect to the carrying value of certain assets related to MediVators' medical waste disposal operations, allowances being provided for certain doubtful accounts receivable, and the working capital needs of MediVators. In addition, management of Cantel was awaiting the operating results of MediVators for its third quarter ended September 30, 1995. The President of Cantel indicated that based on the results of its due diligence and the third quarter results of MediVators, as well as an increase in the market price of Cantel Stock, a change in the exchange ratio set forth in the letter of intent might be warranted. After extensive discussions regarding the Merger, the Board unanimously voted to approve the Merger and the terms and provisions of the Merger Agreement in the form presented at the meeting. The Board authorized the President to finalize negotiations with MediVators and to make such further changes to the Merger Agreement as may be in the best interests of Cantel and its stockholders.



    Following the Cantel Board's approval of the Merger on October 16, 1995, the only material provisions of the Merger Agreement to be modified were a change in the exchange ratio and an agreement by Cantel to loan MediVators funds prior to the Merger, both of which changes are discussed below. These were the only material changes in the terms of the Merger following the signing of the letter of intent.



    On October 27, 1995 the Special Committee of MediVators met to obtain further information as to the status of discussions with Cantel, the review of drafts of the Merger Agreement, and the due diligence process. At such meeting the President of MediVators conveyed to the Special Committee that Cantel was concerned over the carrying value of certain assets related to MediVators' medical waste disposal operations, allowances being taken for doubtful accounts receivable, and the working capital needs of MediVators, and thereby the exchange ratio for the Merger set forth in the letter of intent. After extensive discussions regarding the Merger, the Merger Agreement, MediVators' financial position and the value that may be provided to the stockholders as a result of the Merger, the Special Committee determined that a subsequent meeting should be held after Cantel had a chance to complete its due diligence with respect to the financial matters of concern and to review the current operating results and working capital needs of MediVators, and present a final proposal.



    To address its concerns, Cantel conducted substantial additional due diligence. This included a review of additional sales and customer information, internal budgets and projections, prior years' audit work papers, a variety of accounting analyses prepared by MediVators, and meetings at MediVators' offices between Craig A. Sheldon, Cantel's Chief Accounting Officer, and various representatives of MediVators. Based on the results of its due diligence, Cantel proposed a reduction in the exchange ratio, subject to finalization of its due diligence and a review of MediVators' third quarter operating results.



    On October 31, 1995 the Special Committee of MediVators met once again and were advised that the Merger Agreement was nearing completion, that its due diligence review was substantially completed and that Cantel had presented a revised proposal with respect to the exchange ratio. The Special Committee after final review of the terms of the Merger Agreement and the reasons for going forward with the Merger determined that the Merger would be beneficial to MediVators; however, they were concerned they could not complete the Merger pursuant to the terms of the Merger Agreement unless MediVators could raise working capital that would be sufficient to complete the Merger. The Special Committee instructed the officers of MediVators to review the alternatives for such working capital financing and present proposals for consideration.



    During the first week of November 1995, management of Cantel was provided with the operating results of MediVators for its third quarter of 1995. In addition, Cantel completed its due diligence related to its financial concerns described above. Representatives of Cantel and MediVators had numerous discussions and meeting regarding the foregoing matters as well as the working capital needs of MediVators prior to the Merger. Management of Cantel proposed a further reduction of the exchange ratio due to the significant shortfall in anticipated sales levels and the greater than anticipated net loss of MediVators during its third quarter of 1995, as well as revised sales projections prepared by MediVators covering the next six months. The total of the two proposed changes in the exchange ratio as a result of the due diligence processes discussed above result in approximately 188,000 fewer shares of Cantel Stock being issued in the Merger than originally contemplated under the letter of intent. In addition, in order to satisfy the working capital needs of MediVators, Cantel agreed to provide loans to MediVators up to an aggregate principal amount of $190,000. Such loans are not contingent upon consummation of the Merger. The terms and conditions of the loans were negotiated on an arm's length basis and will provide for an annual interest rate of prime plus 2%, payable beginning April 1, 1996 in nine (9) equal monthly installments of principal and interest, and such other terms as are normal and customary for loans of this type. The loans will be secured by all of MediVators' intangible assets (e.g., patents, trademarks and contract rights) and certain equipment.



    On November 8, 1995, the Special Committee reconvened and once again reviewed the terms of the Merger and alternatives to finance MediVators through the closing date of the Merger. The Special Committee was advised of Cantel's commitment to provide loans to MediVators prior to the Merger as well as Cantel's final proposal with respect to the exchange ratio. The Special Committee discussed the final terms of the Merger, including Cantel's financing proposal, as well as financing alternatives. The alternatives discussed included asset-based bank financing with bridge financing provided by private investors. The Special Committee then unanimously voted to approve the Merger and Merger Agreement and to recommend to the full MediVators' Board that the Merger be approved. A meeting of the full MediVators' Board was convened on such date and by unanimous vote the actions of the Special Committee were ratified and it was agreed to recommend to stockholders of MediVators that the Merger Agreement be adopted at a special meeting of the stockholders. No material non-public information regarding Cantel was considered by MediVators' Board.



    The Boards of Directors of both Cantel and MediVators considered the Merger on an arms-length basis considering all of the factors discussed above and in the preceding section (captioned "Reasons for the Merger"). The Boards used their best business judgment in determining the fairness of the transaction to stockholders from a financial point of view. Since the Merger does not involve the participation by affiliated parties, neither Board engaged investment bankers or other financial experts to determine such fairness.



    After final changes to the Merger Agreement were negotiated and related due diligence issues were satisfied, the Merger Agreement was signed on November 14, 1995 and a joint press release announcing the Merger was released on November 15, 1995.



    On December 13, 1995, Cantel made an initial loan advance in the amount of $75,000 to MediVators. See "Terms of the Merger -- Cantel Loans to Medivators."



    The Board of Directors of Cantel ratified the final Merger Agreement and authorized the loans to MediVators by unanimous written consent in January 1996.


CONVERSION OF MEDIVATORS STOCK IN MERGER; ASSUMPTION OF OUTSTANDING CONVERTIBLE SECURITIES

    Upon the consummation of the Merger, without any action on the part of the holders thereof, each share of MediVators Series A Stock and Series B Stock outstanding immediately prior to the Effective Time will be converted into .2571 shares and .7713 shares, respectively, of Cantel Stock (other than shares of MediVators Stock as to which dissenters' rights under the Minnesota Act have been properly perfected).

    The Merger will affect the outstanding MediVators Convertible Securities which are comprised of options granted under the MediVators Option Plans as well as non-plan options and warrants. As of January , 1996, there were outstanding under the MediVators Option Plans options to purchase an aggregate of 329,750 shares of Series A Stock at prices ranging from $1.625 to $2.125 per share. MediVators also has outstanding non-plan options to purchase 262,500 shares of Series A Stock at a price of $2.00 per share and outstanding warrants ("Series A Warrants") to purchase 247,900 shares of Series A Stock at a price of $5.00 per share. In addition, MediVators has outstanding warrants to purchase 12,950 shares of Series B Stock at a price of $7.56 per share (the "Series B Warrants"). All MediVators Convertible Securities outstanding at the Effective Date will be assumed by Cantel. Each MediVators Convertible Security outstanding at the Effective Time shall thereafter entitle the holder thereof to acquire such number of shares of Cantel Stock as such holder would have received had the MediVators Convertible Security been exercised in full prior to the Effective Time. Each of the MediVators Convertible Securities will be exercisable at a price per share equal to a fraction, the numerator of which is the exercise price per share of such MediVators Convertible Security in effect immediately prior to the Effective Time and the denominator of which is .2571 (.7713 in the case of Series B Warrants). Based on the foregoing, at the Effective Time, the options constituting MediVators Convertible Securities will be exercisable for 152,267 shares of Cantel Stock at prices ranging from $6.32 to $8.265, the Series A Warrants will be exercisable for 63,735 shares of Cantel Stock at a price of $19.45 per share, and the Series B Warrants will be exercisable for 9,988 shares of Cantel Stock at a price of $9.80 per share.


    The outstanding shares of Cantel Stock and the outstanding Cantel Convertible Securities will be unaffected by the Merger. However, the equity interest of Cantel stockholders will be diluted as a result of the Merger. Stockholders are directed to the Unaudited Pro Forma Combined Condensed Financial Data below which quantifies the effect of the Merger on stockholders' equity as if the Merger had occurred at October 31, 1995. See "Unaudited Pro Forma Combined Condensed Financial Data."


PROCEDURE FOR CONVERSION OF MEDIVATORS STOCK

    A letter of transmittal ("Transmittal Letter") and instructions will be mailed to the holders of MediVators Stock for use in surrendering to American Stock Transfer & Trust Company (the "Exchange Agent") stock certificates which, immediately prior to the Effective Time, represented MediVators Stock. STOCK CERTIFICATES SHOULD NOT BE SURRENDERED UNTIL THE TRANSMITTAL LETTER AND INSTRUCTIONS HAVE BEEN RECEIVED.

    Each   MediVators  stockholder   of  record  holding   a  stock  certificate
("Certificate") which, immediately prior to the Effective Time, represented MediVators Stock will be entitled to receive, upon proper surrender to the Exchange Agent of such Certificate(s), together with a properly completed and duly executed Transmittal Letter and any other required documents, the Cantel Stock into which such MediVators Stock shall have been converted. Until so surrendered, each Certificate shall be deemed for all corporate purposes to evidence only the right to receive, upon proper surrender of such Certificate, the Cantel Stock (and, if appropriate, cash for fractional shares) into which the MediVators Stock represented thereby shall have been converted.

THE SURVIVING CORPORATION

    Upon the consummation of the Merger, Newco will cease to exist as a separate corporation and all of the business, assets, liabilities and obligations of Newco will be merged with and into MediVators with MediVators remaining as the Surviving Corporation. Pursuant to the Merger Agreement, at the Effective Time
(i) the Articles of Incorporation of MediVators shall be the Articles of Incorporation of the Surviving Corporation and (ii) the By-laws of MediVators shall be the By-laws of the Surviving Corporation. Immediately following the Merger, MediVators will be operated as a wholly-owned subsidiary of Cantel.

CONDUCT OF BUSINESS PENDING THE MERGER

    Pursuant to the Merger Agreement, each of Cantel and MediVators has agreed that, prior to the Effective Time, it will carry on its respective businesses in the ordinary course, use its reasonable best efforts to preserve intact its present business organization and keep available the services of its present officers and employees, keep in effect insurance policies in coverage amounts not less than those in effect as of the date of the Merger Agreement, preserve and protect its proprietary rights, and preserve its relationships with customers, suppliers, licensors and other persons with which it has significant business dealings.

REPRESENTATIONS AND WARRANTIES

    In connection with the Merger Agreement, Cantel and Newco on the one hand, and MediVators on the other hand, have made certain representations and warranties to the other, customary in transactions such as the Merger with respect to, among other things, their respective due organization and good standing, the condition, financial and otherwise, of their respective businesses, the accuracy of the information contained in the Registration Statement and this Joint Proxy Statement/Prospectus or provided to the other in connection with the Merger, and their proper authorization and authority to enter into and perform their respective obligations under the Merger Agreement. Such representations and warranties do not survive the closing of the Merger.

CONDITIONS OF THE MERGER

    Consummation of the Merger is conditioned upon, among other things, (i) adoption of the Merger Agreement by the stockholders of Cantel and MediVators in accordance with the provisions of the Delaware Law and the Minnesota Act, respectively, (ii) the effectiveness with the Securities and Exchange Commission of the registration statement of Cantel on Form S-4 covering Cantel Stock to be issued in connection with the Merger, (iii) receipt by Cantel from Ernst & Young LLP, its independent auditors, of a letter regarding the appropriateness of pooling of interests accounting treatment for the Merger under Accounting Principles Board Opinion No. 16, provided that the Merger is closed in accordance with the terms and conditions of the Merger Agreement, (iv) receipt by Cantel from Price Waterhouse LLP, MediVator's independent accountants, of an accountant's comfort letter and a "pooling letter" to the effect that subject to customary qualifications no event has occurred with respect to MediVators which would preclude the Merger from being treated as a pooling of interests for accounting purposes, (v) resignation of certain directors of MediVators in accordance with the Merger Agreement, (vi) Cantel having entered into a definitive distribution agreement with a certain third party covering the distribution of MediVators endoscope disinfection equipment and supplies in the United States, (vii) receipt of an opinion of counsel as to the treatment of the Merger as a tax-free reorganization for federal income tax purposes; (viii) each of the representations and warranties of Cantel, Newco and MediVators contained in the Merger Agreement being true and correct as of the Effective Date as though made on such date, (ix) performance and compliance, in all material respects, of the covenants of Cantel and MediVators contained in the Merger Agreement, and (x) holders of MediVators Stock who own, in the aggregate, more than three percent (3%) of the outstanding MediVators Stock, shall not have been given written notice of their election to dissent in accordance with the Minnesota Act. See "Rights of Dissenting Stockholders." The letters regarding pooling of interests accounting treatment referred to in items (iii) and (iv) above have been received by Cantel. In the event the Merger is not effected on or before March 1, 1996 because of the failure of a party to satisfy a condition precedent, the Merger Agreement may be terminated by the other party thereto.

AMENDMENT, WAIVER, TERMINATION

    Cantel, Newco, and MediVators may amend the Merger Agreement at any time before or after stockholder adoption of the Merger Agreement.

    Cantel, Newco, and MediVators may extend the time for performance of any of the obligations or other acts required of the other, including an extension of the date for termination of the Merger Agreement and may waive, at any time before or after adoption of the Merger Agreement by the stockholders of Cantel or MediVators, any obligations of the other party or any of the conditions to the Merger.

    Notwithstanding the foregoing, neither the nature of the consideration to be received by MediVators stockholders as a result of the Merger nor the Exchange Ratio may be amended following stockholder adoption of the Merger Agreement without further stockholder approval.


    The Merger Agreement may be terminated at any time prior to the Effective Date, (i) by mutual agreement of Cantel and MediVators; (ii) by either Cantel or MediVators in the event any representation or warranty in the Merger Agreement of the other is, or becomes, untrue or breached in any material respect, or the other fails to comply with a material covenant contained in the Merger Agreement, and any such misrepresentation or non-compliance is not cured, waived or eliminated within ten days of receipt of notice thereof; (iii) in the event conditions precedent to the terminating party's obligation under the Merger Agreement have not been waived or satisfied on or before March 1, 1996, (iv) by Cantel (at its option), if it fails by January 31, 1996 to enter into a definitive distribution agreement with Olympus covering the distribution of MediVators endoscope disinfection equipment and supplies in the United States; and (v) by MediVators, if prior to the MediVators Special Meeting the Board of Directors of MediVators determines, solely due to its fiduciary obligations, that it will not recommend adoption of the Merger Agreement by the stockholders of MediVators and shall have recommended a bona fide proposal for a transaction between MediVators and a third party materially more favorable to the stockholders of MediVators from a financial point of view than the Merger.

EFFECT OF TERMINATION

    In  the event  the Merger  Agreement is  terminated pursuant  to items (ii),
(iii) or (iv) above due to the intentional breach of a representation, warranty, covenant or condition by the breaching party, then the nonbreaching party shall be entitled to pursue, exercise and enforce any and all remedies, rights, powers and privileges available at law or in equity; provided that the nonbreaching party shall take all reasonable efforts to mitigate its damages on its discovery of such breach. In the event the Merger Agreement is terminated pursuant to items (ii), (iii) or (iv) above, but such termination is due to a breach of a representation, warranty, covenant or condition that is not the result of an action or inaction by the breaching party that could be reasonably anticipated to cause the breach and the breaching party cannot reasonably correct the breach, then no party shall have any right to pursue, exercise or enforce any remedy and all parties who are not involved in an intentional breach of a representation, warranty, covenant or condition shall be fully released and discharged from any and all obligations under the Merger Agreement. In the event the Merger Agreement is terminated pursuant to item (v) above, MediVators shall remit to Cantel, within 15 days following such termination, the sum of $1,000,000. Said sum shall be the sole obligation and liability of MediVators to Cantel payable in connection with such termination.

CANTEL LOANS TO MEDIVATORS


    Under the Merger Agreement, Cantel has agreed to loan to MediVators up to $190,000 prior to consummation of the Merger. The terms of the loan were negotiated on an arm's-length basis. Cantel made an initial loan advance of $75,000 on December 13, 1995. Loans bear interest at the rate of 2% above the United States prime rate of the National Bank of Canada publicly announced from time to time and are secured by all of MediVators' intangible assets, including without limitation patents, trademarks, service marks, manufacturing specifications, designs, trade secrets, formulations, and rights of MediVators under distribution and license agreements, as well as certain equipment of the MedFab Division of MediVators. The loans are payable in nine equal monthly installments of principal and interest commencing April 1, 1996. The proceeds of the loans will be used to satisfy working capital needs of MediVators.


EXPENSES

    Pursuant to the Merger Agreement, whether or not the Merger is consummated, Cantel and MediVators will each bear its own expenses in connection with the Merger Agreement and the transactions contemplated by the Merger Agreement.

RESALE OF CANTEL STOCK BY MEDIVATORS AFFILIATES

    The issuance of the Cantel Stock in the Merger to the stockholders of MediVators is being registered under the Securities Act. Such Cantel Stock will be freely transferable, except for shares thereof received by persons, including directors and executive officers of MediVators who may be deemed to be "affiliates" of MediVators, as such term is defined in Rule 145 under the Securities Act. Rule 145 limits the amount of Cantel Stock that such persons may sell during any three-month period and prescribes certain other restrictions on resale. It is a condition to the consummation of the Merger that MediVators shall have obtained from such persons a written undertaking to the effect that no sale, transfer or other disposition will be made of any shares of the Cantel Stock received in the Merger except in compliance with the provisions of Rule 145 under the Securities Act or in a manner otherwise in compliance with the Securities Act.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

    DONALD L. STURTEVANT. Under the Merger Agreement, Cantel has agreed that at the closing of the Merger, Donald Sturtevant, who is currently President and Chief Executive Officer of MediVators, will enter into a new employment agreement with MediVators, to take effect on July 1, 1996 upon expiration of his current employment agreement. Under the new employment agreement, Mr. Sturtevant will remain employed by MediVators as President and Chief Executive Officer for a three-year term. The base salary payable to Mr. Sturtevant will be $96,000, $103,000 and $110,000 in years one, two and three, respectively, of the employment term. He will also be entitled to an annual bonus, based upon performance, to be determined by the Cantel Board of Directors. Mr. Sturtevant will participate in employee benefit and stock option plans and will be granted a five-year option to purchase 25,000 shares of Cantel Stock at the market price on the effective date of the new employment agreement. In addition, MediVators will remain obligated to purchase an insurance policy on Mr. Sturtevant's life having a death benefit of $250,000 and naming his designee as the beneficiary.

    CURTIS D. LUEBKE. Under the Merger Agreement, Cantel has agreed that at the closing of the Merger, Curtis Luebke, who is currently Chairman of the Board of MediVators, will enter into a consulting agreement with MediVators, to take effect on July 1, 1996 upon expiration of his current employment agreement. Under the consulting agreement, Mr. Luebke will provide part-time consulting services to MediVators for a two and one-half year term. Mr. Luebke will be paid a fee at the rate of $40,000 per annum for his services.

                 COMPARISON OF CANTEL STOCK TO MEDIVATORS STOCK

DESCRIPTION OF CANTEL STOCK


    Cantel is authorized to issue 7,500,000 shares of Common Stock, par value $.10 per share (referred to herein as "Cantel Stock") and 1,000,000 shares of Preferred Stock, par value $1.00 per share. As of February 2, 1996, 2,769,443 shares of Cantel Stock and no shares of Preferred Stock were outstanding.


    COMMON STOCK

    The holders of Cantel Stock are entitled to one vote for each share held of record on all matters to be voted on by stockholders. There is no cumulative voting with respect to the election of directors, with the result that the holders of more than 50% of the shares voted for the election of directors can elect all of the directors. The holders of Cantel Stock are entitled to receive dividends when, as and if declared by the Board of Directors out of funds legally available therefor. In the event of liquidation, dissolution or winding up of Cantel, the holders of Cantel Stock are entitled to share ratably in all assets remaining available for distribution to them after payment of liabilities and after provision has been made for each class of stock, if any, having preference over the Cantel Stock. Holders of shares of Cantel Stock, as such, have no conversion, preemptive or other subscription rights, and there are no redemption provisions applicable to the Cantel Stock. All of the outstanding shares of Cantel Stock are fully paid and nonassessable.

    PREFERRED STOCK

    Cantel is authorized to issue 1,000,000 shares of Preferred Stock, $1.00 par value per share with such designations, rights and preferences as may be determined from time to time by the Board of Directors. Accordingly, the Board of Directors is empowered, without stockholder approval, to issue shares of Preferred Stock with dividend, liquidation, conversion, voting or other rights which could adversely affect the voting power or other rights of the holders of Cantel Stock. In the event of issuance, the shares of Preferred Stock could be utilized, under certain circumstances, as a method of discouraging, delaying or preventing a change in control of Cantel. Cantel has no present intention to issue any shares of its Preferred Stock.

DESCRIPTION OF MEDIVATORS STOCK

    SERIES A STOCK


    MediVators is authorized to issue 10,000,000 shares of Common Stock, par value $.01 per share. Holders of the Common Stock are entitled to dividends when, as if and if declared by MediVators' Board of Directors out of funds legally available therefor. The Board of Directors has the authority, in most instances without further stockholder action, to designate and issue from time to time one or more series of Common Stock, and the Board of Directors is authorized to determine the designation and number of shares in each series and to fix the dividend, redemption, liquidation, conversion and sinking or purchase fund rights, if any, of each series. As of February 2, 1996, 3,872,486 shares of Series A Common Stock ("Series A Stock") and 2,000 shares of Series B 10% Cumulative Redeemable Convertible Common Stock ("Series B Stock") were outstanding. The Series A Stock and Series B Stock are collectively referred to as the "MediVators Stock."


    The holders of the MediVators Stock are entitled to one vote per share, voting together as a single class, on all matters to be voted upon by MediVators stockholders. The holders of MediVators Stock do not have cumulative voting rights. Therefore, holders with more than 50% of the shares of MediVators Stock voting for the election of directors can elect all of the directors if they choose to do so. Also, the stockholders of MediVators do not have preemptive rights to subscribe for shares. The absence of preemptive rights could result in a dilution of the interest of existing stockholders should additional shares of MediVators Stock be issued.

    Upon any liquidation or dissolution of MediVators, the holders of the MediVators Stock will share ratably, in proportion to the number of shares held, in the assets available for distribution after payment of all prior claims.

    SERIES B STOCK

    Each share of MediVators Series B Stock is convertible at any time into three shares of MediVators Series A Stock plus two warrants (the "Warrants"), each to purchase one share of Series A Stock at a price of $5.00 per share until December 31, 1998. The following description of Series B Stock is applicable only until such shares are converted into shares of Series A Stock and Warrants. The Series A Stock that is issuable upon conversion of the Series B Stock and upon exercise of the Warrants, is identical in all respects to the currently outstanding Series A Stock.

    A 10% annual dividend shall accumulate on the Series B Stock until the issuance of the Series A Stock and Warrants upon conversion of the Series B Stock or the earlier redemption of the Series B Stock, or the liquidation or dissolution of MediVators. MediVators is not required to pay such dividends in cash. Declared but unpaid dividends accumulate and are payable only in shares of Series A Stock upon the conversion of the Series B Stock. Accumulated dividends convert automatically into shares of Series A Stock upon the conversion of the Series B Stock at a conversion price that is based upon the average daily high and low sale price for Series A Stock in the public market over the 15 trading days immediately preceding the date.

                    CERTAIN FEDERAL INCOME TAX CONSEQUENCES


    The following discussion summarizes the material federal income tax consequences of the Merger to Cantel stockholders, Cantel, Newco, MediVators stockholders and MediVators. The discussion is based on an opinion of Dornbush Mensch Mandelstam & Schaeffer, LLP, counsel to Cantel. This discussion does not address all aspects of federal income taxation that may be relevant to particular stockholders and this discussion may not be applicable to stockholders who are not citizens or residents of the United States, or to those stockholders who acquired MediVators Stock as compensation or pursuant to the exercise of options or rights received as compensation. This discussion does not address foreign, state or local tax consequences of the Merger, nor does it purport to address the federal income tax consequences of the Merger to special classes of taxpayers (such as small business corporations that have elected to be taxed under Subchapter S of the Internal Revenue Code of 1986, as amended (the "Code"), banks, mutual funds, insurance companies, financial institutions, small business investment companies, regulated investment companies, broker-dealers, or tax-exempt organizations). This discussion assumes that MediVators' stockholders hold their MediVators Stock as capital assets within the meaning of Section 1221 of the Code. This summary is based on the Code, regulations of the United States Treasury promulgated and proposed thereunder, judicial decisions and published administrative rulings and pronouncements of the Internal Revenue Service (the "Service") as in effect on
the   date   hereof.  Legislative,   judicial   or  administrative   changes  or
interpretations hereafter enacted or promulgated could alter or modify the analysis and conclusions set forth below. Any such changes or interpretations may be retroactive and could affect significantly the federal income tax consequences discussed below.

    NO RULINGS HAVE BEEN OR WILL BE REQUESTED FROM THE SERVICE WITH RESPECT TO ANY OF THE TAX ASPECTS OF THE MERGER AND THE TAX OPINIONS TO BE PROVIDED BY COUNSEL ARE NOT BINDING ON THE SERVICE. EACH STOCKHOLDER SHOULD CONSULT HIS OR HER OWN TAX ADVISOR AS TO THE PARTICULAR TAX CONSEQUENCES TO HIM OR HER OF THE MERGER INCLUDING THE APPLICABILITY AND EFFECT OF FOREIGN, STATE, LOCAL AND OTHER TAX LAWS.


    Dornbush Mensch Mandelstam & Schaeffer, LLP, counsel to Cantel has advised that the Merger will, under current law, constitute a reorganization within the meaning of Section 368(a)(1)(A) as a result of Section 368(a)(2)(E) of the Code, and that Cantel, Newco, and MediVators will each be a party to the reorganization within the meaning of Section 368(b) of the Code.


    As a reorganization, the Merger will have the following federal income tax consequences for Cantel, Cantel stockholders, Newco, MediVators stockholders and
MediVators:

        1. No gain or loss will be recognized by stockholders of Cantel as a result of the Merger.

        2. No gain or loss will be recognized by Cantel as a result of the Merger.

        3. No gain or loss will be recognized by Newco as a result of the Merger.

        4. No gain or loss will be recognized by holders of MediVators Stock as a result of the exchange of each such share for shares of Cantel Stock pursuant to the Merger. The tax basis of the Cantel Stock received by each stockholder of MediVators will equal the tax basis of such stockholder's shares of MediVators Stock exchanged in the Merger. The holding period for the shares of Cantel Stock received by each MediVators stockholder will include that stockholder's holding period for the shares of MediVators Stock exchanged in the Merger.

        5. No gain or loss will be recognized by MediVators as a result of the Merger.

    Holders of incentive stock options or nonstatutory stock options to purchase MediVators Stock issued in connection with, and as compensation for, such holder's performance of personal services on behalf of or for the benefit of MediVators or one of its subsidiaries will recognize no gain or loss as a result of such options becoming options (with substantially identical terms) to acquire Cantel Stock pursuant to the Merger.

    Holders of MediVators Stock who receive cash in lieu of fractional shares or who exercise their dissenters' rights will recognize gain or loss measured by the difference between the amount received and their tax basis in the shares surrendered.

    Counsel's advice is based upon certain assumptions as of the Effective Time of the Merger, including that:

        (a) There is not at the Effective Time any plan or intention on the part of the stockholders of MediVators to sell, exchange or otherwise dispose of a number of shares of the Cantel Stock received in the Merger that would reduce the ownership by such stockholders in Cantel to a number of shares having a value, as of the Effective Time, which is less than 50% of the value of all the former outstanding stock of MediVators held by such stockholders as of the same date;

        (b) Cantel has no plan or intention to sell or otherwise dispose of any of MediVators' assets acquired in the Merger, except for dispositions made in the ordinary course of business or for transfers described in Section 368(a)(2)(C) of the Code;

        (c) Following the transaction, Cantel or one of the subsidiaries that it controls within the meaning of Section 368(c) of the Code will continue the historic business or businesses of MediVators or use a significant portion of MediVators' historic business assets in a business or businesses; and

        (d) All representations, warranties and statements made by Cantel and MediVators, their management and stockholders in connection with the Merger, including each representation made by Cantel, MediVators and MediVators' stockholders that own 5% or more of the MediVators Stock, to Dornbush Mensch Mandelstam & Schaeffer, LLP in connection with its opinions on tax matters, are true and accurate at all relevant times and the conditions for closing set forth in the Merger Agreement are satisfied.

    As of July 31, 1995, Cantel had NOLs of approximately $10,789,000 which expire through the year 2010. Under Section 382 of the Code, if Cantel undergoes an "ownership change," its ability to use its pre-ownership change NOLs (NOLs accrued through the date of the ownership change) would be limited annually to an amount equal to the product of (i) the long-term tax-exempt rate for ownership changes prescribed monthly by the Treasury Department and (ii) the value of Cantel's outstanding stock immediately before the ownership change excluding certain capital contributions (the "Section 382 Limitation"). Any allowable portion of the pre-ownership change NOLs that is not used in a particular taxable year following the ownership change could be carried forward to subsequent taxable years until the NOLs expire, usually 15 years after they are generated.

    An ownership change generally will occur if the percentage of the value of Cantel's stock owned by one or more statutorily-defined "5-percent stockholders" has increased by more than 50 percentage points over the lowest percentage of that value owned by those 5-percent stockholders at any time during a "testing period" (which is generally the shorter of the three-year period preceding the ownership change or the period following the most recent prior ownership change).

    Cantel believes that it is likely that an ownership change will not occur as a result of the Merger and thus that the Section 382 Limitation should not apply as a result of the Merger. However, there can be no assurance that there will not be an ownership change as a result of transactions that occur with respect to the Cantel Stock subsequent to the Merger, which would result in the application of the Section 382 Limitation.

    Cantel is not currently able to file a consolidated income tax return with its Canadian subsidiary. Therefore, none of the losses sustained by Cantel in the United States can be used to reduce Canadian federal or provincial income taxes payable by Cantel's Canadian subsidiary on its taxable income.


    As of December 31, 1994, MediVators had NOLs for federal income tax purposes of approximately $3,900,000 which expire through 2008. MediVators will undergo an ownership change as a result of the Merger. As a result, MediVators' ability to use its NOL will be limited annually in accordance with the Section 382 Limitation described above. The Section 382 Limitation may be increased by certain recognized built-in gains if MediVators possesses a net unrealized built-in gain at the date of the ownership change.


    Assuming that Cantel and MediVators file a consolidated federal income tax return for taxable periods subsequent to the Merger, the consolidated group will be entitled to use the allowable MediVators NOLs and Cantel NOLs to offset any taxable income generated by MediVators after the Merger. However, if MediVators were to sell any assets within five years after the Merger, the resulting gain (to the extent it is attributable to pre-Merger appreciation in value) cannot be offset by any pre-Merger NOLs generated by Cantel.

    The obligation of Cantel to consummate the Merger is subject to its receipt of an opinion of its counsel, Dornbush Mensch Mandelstam & Schaeffer, LLP, given on the basis of facts and representations set forth in such opinion, to the effect that for federal income tax purposes no gain or loss will be recognized by Cantel or MediVators as a result of the Merger, and that no gain or loss will be recognized by stockholders of Cantel or by stockholders of MediVators on the receipt of shares of Cantel Stock pursuant to the Merger. Said firm has delivered said opinion, which will be reaffirmed at the closing of the Merger, subject to the facts and representations set forth in the opinion remaining true and correct at, and as if made on, the Effective Time of the Merger.


                              ACCOUNTING TREATMENT

    The Merger will be accounted for by Cantel as a "pooling of interests" in accordance with generally accepted accounting principles. Under this accounting treatment, the assets, liabilities and retained earnings of Cantel and MediVators are carried forward at their historical carrying amounts. Operating results of Cantel and MediVators are combined for all periods prior to the Effective Date, and previously issued financial statements are restated as though Cantel and MediVators had always been combined.

                  RIGHTS OF DISSENTING MEDIVATORS STOCKHOLDERS

    The following discussion is not a complete statement of the law pertaining to dissenters' rights under the Minnesota Act and is qualified in its entirety by reference to the full text of Section 302A.471 and 302A.473 of the Minnesota Act attached to this Joint Proxy Statement/Prospectus as ANNEX IV. Any stockholder of MediVators who wishes to exercise such dissenters' rights or who wishes to preserve his or her right to do so should review the following discussion and ANNEX IV carefully because failure to timely and properly comply with the procedures specified will result in the loss of dissenters' rights under the Minnesota Act.

PROCEDURE TO PRESERVE DISSENTERS' RIGHTS

    Under Minnesota law, any holder of MediVators Stock who follows the procedures set forth in section 302A.473 of the Minnesota Act will be entitled to receive payment in cash for the "fair value" of such stockholder's shares.

    Under Section 302A.473 of the Minnesota Act, if a corporation calls a stockholder meeting at which a plan of merger to which such corporation is a party is to be voted upon, the notice of the meeting must inform each stockholder of the right to dissent and must include a copy of sections 302A.471 and 302A.473 of the Minnesota Act and a brief description of the procedures to be followed under such sections. This Joint Proxy Statement/Prospectus constitutes such notice to the stockholders of MediVators and the applicable statutory provisions of the Minnesota Act are attached to this Joint Proxy Statement/Prospectus as ANNEX IV.

    The Merger Agreement must be adopted by the holders of a majority of the outstanding shares of MediVators Common Stock. A stockholder who wishes to exercise dissenters' rights must file with MediVators before the vote on the Merger Agreement a written notice of intent to demand the fair value of the shares owned by such stockholder and must not vote his or her shares in favor of the Merger Agreement.

    The "fair value of the shares" means the value of the shares of MediVators immediately before the Effective Date of the Merger.

    After the proposed Merger has been approved by the MediVators Board and the MediVators stockholders, MediVators must send a written notice to all stockholders who have not voted their shares in favor of the Merger Agreement and who have filed with MediVators before the vote on the Merger Agreement a written notice of intent to demand the fair value of the shares owned by such stockholder. The notice from MediVators must contain:

        (1) The address to which a demand for payment and certificates of certified shares must be sent in order to obtain payment and the date by which they must be received;

        (2) Any restrictions on transfer of uncertified shares that will apply after the demand for payment is received;

        (3) a form to be used to certify the date on which the stockholder, or the beneficial owner on whose behalf the stockholder dissents, acquired the shares or an interest in them and to demand payment; and

        (4) a copy of sections 302A.471 and 302A.473 of the Minnesota Act and a brief description of the procedures to be followed under such sections.

    In order to receive the fair market value of the shares, a dissenting stockholder must demand payment and deposit certificated shares or comply with any restrictions on transfer of uncertificated shares within 30 days after the notice was given, but the dissenter retains all other rights of a stockholder until the Merger takes effect.

    A stockholder may not assert dissenters' rights as to less than all of the shares registered in the name of the stockholder, unless the stockholder dissents with respect to all the shares that are beneficially owned by another person but registered in the name of the stockholder and discloses the name and address of each beneficial owner on whose behalf the stockholder dissents. In that event, the rights of the dissenter will be determined as if the shares as to which the stockholder has dissented and the other shares were registered in the names of different stockholders.

    A beneficial owner of shares who is not the stockholder may assert dissenters' rights with respect to shares held on behalf of such beneficial owner, and will be treated as a dissenting stockholder under the terms of sections 302A.471 and 302A.473 of the Minnesota Act, if the beneficial owner submits written consent of the stockholders holding such beneficial owner's shares to MediVators at the time of or before the assertion of the rights.

PROCEDURES FOLLOWING AN ASSERTION OF DISSENTERS' RIGHTS

    After the Merger takes effect, or after MediVators receives a valid demand for payment, whichever is later, MediVators must remit to each dissenting stockholder who has not voted his or her shares in favor of the proposed Merger and has filed with MediVators before the vote on the proposed Merger a written notice of intent to demand the fair value of the shares owned by such stockholder, the amount MediVators estimates to be the fair value of the shares, plus interest ("interest" commences five days after the effective date of the Merger up to and including the date of payment, calculated at a rate provided under Minnesota law for interest on verdicts and judgments), accompanied by:

        (1) MediVators balance sheet and statement of operations for a fiscal year ending not more than 16 months before the effective date of the Merger, together with the latest available interim financial statements;

        (2) An estimate by MediVators of the fair value of the shares and a brief description of the method used to reach the estimate; and

        (3) A copy of sections 302A.471 and 302A.473 of the Minnesota Act, and a brief description of the procedures to be followed in demanding supplemental payment.

    MediVators may withhold the above-described remittance from a person who was not a stockholder on the date the Merger Agreement was first announced to the public or who is dissenting on behalf of a person who was not a beneficial owner on that date. If the dissenter has not voted his or her shares in favor of the proposed Merger Agreement and has filed with MediVators before the vote on the proposed Merger Agreement a written notice of intent to demand the fair value of the shares owned by such stockholder, MediVators must forward to such dissenter the materials described in the preceding paragraph, a statement of reason for withholding the remittance, and an offer to pay to such dissenter the amount listed in the materials if the dissenter agrees to accept that amount in full satisfaction. Such dissenter may decline the offer and demand payment of such dissenter's own estimate of the fair value of the shares, plus interest, by written notice to MediVators. Failure to do so entitles such dissenter only to the amount offered. If such dissenter makes demand, the procedures, costs, fees and expenses described below for petitioning the court shall apply.

    If MediVators fails to remit payment within 60 days of the deposit of certificates or the imposition of transfer restrictions on uncertified shares, it must return all deposited certificates and cancel all transfer restrictions. However, MediVators may require deposit or restrict transfer at a later time and again give notice that contains:

        (1) The address to which a demand for payment and certificates of certified shares must be sent in order to obtain payment and the date by which they must be received;

        (2) Any restrictions on transfer of uncertificated shares that will apply after the demand for payment is received;

        (3) A form to be used to certify the date on which the stockholder, or the beneficial owner on whose behalf the stockholder dissents, acquired the shares or an interest in them and to demand payment; and

        (4) A copy of sections 302A.471 and 302A.473 of the Minnesota Act and a brief description of the procedures to be followed under such sections.

    If a dissenter believes that the amount remitted by MediVators is less than the fair value of the shares plus interest, the dissenter may give written notice to MediVators of the dissenter's own estimate of the fair value of shares, plus interest, within 30 days after MediVators mails the remittance, and demand payment of the difference (a "Demand"). Otherwise, a dissenter is entitled only to the amount remitted by MediVators.

    If MediVators receives a Demand, it must, within 60 days after receiving the Demand, either pay to the dissenter the amount demanded, or an amount agreed to by the dissenter after discussion with MediVators, or file in court a petition requesting that the court determine the fair value of the shares, plus interest. The petition must be filed in Hennepin County, Minnesota. The petition must name as parties all dissenters who made a Demand and who have not reached agreement with MediVators. The jurisdiction of the court is plenary and exclusive. The court may appoint appraisers, with powers and authorities the court deems proper, to receive evidence on and recommend the amount of the fair value of the shares. The court must determine whether the stockholder or stockholders in question have fully complied with the requirements of section 302A.473 of the Minnesota Act, and must determine the fair value of the shares, taking into account any and all factors the court finds relevant, computed by any method or combination of methods that the court, in its discretion, sees fit to use, whether or not used by MediVators or by a dissenter. The fair value of the shares as determined by the court is binding on all stockholders, wherever located. A dissenter is entitled to judgment for the amount by which the fair value of the shares as determined by the court, plus interest, exceeds the amount, if any, remitted by MediVators, but shall not be liable to MediVators for the amount, if any, by which the amount, if any, remitted to the dissenter exceeds the fair value of the shares as determined by the court, plus interest.

    The court must determine the costs and expenses of any appraisers of a proceeding under the preceding paragraph, including the reasonable expenses and compensation of any appraisers appointed by the court, and must assess those costs and expenses against MediVators, except that the court may assess part or all of those costs and expenses against a dissenter whose Demand is found to be arbitrary, vexatious, or not in good faith.

    If the court finds that MediVators  has failed to comply substantially  with section 302A.473 of the Minnesota Act, the court may assess all fees and expenses of any experts or attorneys as the court deems equitable. These fees and expenses may also be assessed against a person who has acted arbitrarily, vexatiously, or not in good faith in bringing the proceeding, and may be awarded to a party injured by those actions.

    The court may award, in its discretion, fees and expenses to an attorney for the dissenters out of the amount awarded to the dissenters, if any.

             UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL DATA


    The following unaudited pro forma combined condensed statements of operations for each of the years ended July 31, 1995, 1994 and 1993 and for the three month periods ended October 31, 1995 and 1994 give effect to the Merger of Cantel and MediVators as if under the pooling of interests method of accounting and the assumptions and adjustments described in the accompanying notes to the unaudited pro forma combined condensed financial statements. The following unaudited pro forma combined condensed balance sheet gives effect to the proposed Merger as if the Merger had occurred at October 31, 1995, and as if under the pooling of interests method of accounting and the assumptions and adjustments described in the accompanying notes to the unaudited pro forma combined condensed financial statements.


    The unaudited pro forma combined condensed financial statements have been prepared by the management of Cantel based upon the historical financial statements of Cantel and have been derived from the historical financial statements of MediVators. These unaudited pro forma combined condensed financial statements may not be indicative of the results that actually would have occurred if the transaction had occurred as of the beginning of each of the periods presented in the accompanying unaudited pro forma combined condensed statements of operations. The unaudited pro forma combined condensed financial statements should be read in conjunction with the financial statements of Cantel and MediVators and related notes thereto, incorporated by reference in this Joint Proxy Statement/Prospectus and attached hereto as ANNEX II and ANNEX III.

                            CANTEL INDUSTRIES, INC.
              UNAUDITED PRO FORMA COMBINED CONDENSED BALANCE SHEET
                                OCTOBER 31, 1995


                                     ASSETS


                                                                                      PRO FORMA
                                                                 HISTORICAL          ADJUSTMENTS
                                                           ----------------------  GIVING EFFECT TO    PRO FORMA
                                                            CANTEL    MEDIVATORS      THE MERGER     COMBINED (H)
                                                           ---------  -----------  ----------------  -------------
                                                                (AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)
Current assets:
  Cash and cash equivalents..............................  $     376   $     139                      $       515
  Accounts receivable, net...............................      4,632         596   $      (2)(C)            5,226
  Inventories............................................      7,952       1,423                            9,375
  Prepaid expenses and other current assets..............      1,024          55                            1,079
                                                           ---------  -----------     ------         -------------
Total current assets.....................................     13,984       2,213          (2)              16,195
Property and equipment, net..............................        453         451                              904
Other assets.............................................      1,000          46                            1,046
                                                           ---------  -----------     ------         -------------
                                                           $  15,437   $   2,710   $      (2)         $    18,145
                                                           ---------  -----------     ------         -------------
                                                           ---------  -----------     ------         -------------

                                       LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
  Accounts payable.......................................  $   2,330   $     467   $     198 (B)(C    $     2,995
  Compensation payable...................................        688         108                              796
  Other accrued expenses.................................        490          70                              560
                                                           ---------  -----------     ------         -------------
Total current liabilities................................      3,508         645         198                4,351
Long-term debt...........................................      5,279                                        5,279
Other long-term liabilities..............................         96                                           96
Stockholders' equity:
  Preferred Stock, $1.00 par value.......................     --                                          --
  Common Stock, $.10 par value...........................        277                     100(A)               377
  Series A Common Stock, $.01 par value..................                     39         (39)(A)          --
  Series B Common Stock, $.01 par value..................                 --                              --
  Additional capital.....................................      8,539       7,957         (61)(A)           16,435
  Deferred compensation..................................                     (6)                              (6)
  Accumulated deficit....................................     (1,100)     (5,925)       (200)(B)           (7,225)
  Cumulative foreign currency translation adjustment.....     (1,162)                                      (1,162)
                                                           ---------  -----------     ------         -------------
Total stockholders' equity...............................      6,554       2,065        (200)               8,419
                                                           ---------  -----------     ------         -------------
                                                           $  15,437   $   2,710   $      (2)         $    18,145
                                                           ---------  -----------     ------         -------------
                                                           ---------  -----------     ------         -------------

                            CANTEL INDUSTRIES, INC.
         UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENT OF OPERATIONS
                        FOR THE YEAR ENDED JULY 31, 1995


                                                                                     PRO FORMA
                                                               HISTORICAL           ADJUSTMENTS
                                                         ----------------------  GIVING EFFECT TO     PRO FORMA
                                                          CANTEL    MEDIVATORS    THE MERGER (D)    COMBINED (H)
                                                         ---------  -----------  -----------------  -------------
                                                              (AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)
Net sales..............................................  $  31,079   $   3,473    $    (479)(F)     $   34,073
Cost of sales..........................................     21,056       2,154         (479)(F)         22,731
                                                         ---------  -----------     -------         -------------
Gross profit...........................................     10,023       1,319          --              11,342
Expenses:
  Shipping and warehouse...............................        786                                         786
  Selling..............................................      4,265         716                           4,981
  General and administrative...........................      2,491       2,134                           4,625
  Research and development.............................                    340                             340
                                                         ---------  -----------     -------         -------------
Total operating expenses...............................      7,542       3,190          --              10,732
                                                         ---------  -----------     -------         -------------
Income (loss) from continuing operations before other
 (income) expense and income taxes.....................      2,481      (1,871)         --                 610
Other (income) expense:
  Interest expense.....................................        479           8                             487
  Other................................................                    (90)                            (90)
                                                         ---------  -----------     -------         -------------
                                                               479         (82)         --                 397
                                                         ---------  -----------     -------         -------------
Income (loss) from continuing operations before income
 taxes.................................................      2,002      (1,789)         --                 213
Income taxes...........................................      1,001                                       1,001
                                                         ---------  -----------     -------         -------------
Net income (loss) from continuing operations...........  $   1,001   $  (1,789)   $     --          $     (788)
                                                         ---------  -----------     -------         -------------
                                                         ---------  -----------     -------         -------------
Earnings (loss) per common share from continuing
 operations:
  Primary..............................................  $     .32                                  $     (.21)
                                                         ---------                                  -------------
                                                         ---------                                  -------------
  Fully diluted........................................  $     .32                                  $     (.21)
                                                         ---------                                  -------------
                                                         ---------                                  -------------
Weighted average number of common and common equivalent
 shares outstanding:
  Primary..............................................      3,142                      597 (I)(J        3,739(E)
  Fully diluted........................................      3,146                      593 (I)(J        3,739(E)

                            CANTEL INDUSTRIES, INC.
         UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENT OF OPERATIONS
                        FOR THE YEAR ENDED JULY 31, 1994


                                                                              PRO FORMA
                                                                             ADJUSTMENTS
                                                                               GIVING
                                                        HISTORICAL             EFFECT
                                                   ---------------------       TO THE        PRO FORMA
                                                   CANTEL(K)(L) MEDIVATORS   MERGER (D)      COMBINED (H)
                                                   -------     ---------     -----------     ---------
                                                      (AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)
Net sales........................................  $29,349     $  2,949      $   (95)(F)     $ 32,203
Cost of sales....................................  19,790         2,005          (95)(F)       21,700
                                                   -------     ---------     -----------     ---------
Gross profit.....................................   9,559           944        --              10,503
Expenses:
  Shipping and warehouse.........................     719                                         719
  Selling........................................   4,016           464                         4,480
  General and administrative.....................   2,223         1,076                         3,299
  Research and development.......................                   589                           589
                                                   -------     ---------     -----------     ---------
Total operating expenses.........................   6,958         2,129             (--)        9,087
                                                   -------     ---------     -----------     ---------
Income (loss) from continuing operations before
 other (income) expense and income taxes.........   2,601        (1,185)            (--)        1,416
Other (income) expense:
  Interest (income) expense......................     301           (20)                          281
  Other..........................................    --              10                            10
                                                   -------     ---------     -----------     ---------
                                                      301           (10)       --                 291
                                                   -------     ---------     -----------     ---------
Income (loss) from continuing operations before
 income taxes....................................   2,300        (1,175)       --               1,125
Income taxes.....................................   1,054                                       1,054
                                                   -------     ---------     -----------     ---------
Income (loss) from continuing operations.........   1,246        (1,175)       --                  71
Dividends on preferred stock.....................     314                                         314
                                                   -------     ---------     -----------     ---------
Net income (loss) from continuing operations
 attributable to common stock....................  $  932      $ (1,175)     $ --            $   (243)
                                                   -------     ---------     -----------     ---------
                                                   -------     ---------     -----------     ---------
Earnings (loss) per common share from continuing
 operations:
  Primary........................................  $  .31                                    $   (.07)
                                                   -------                                   ---------
                                                   -------                                   ---------
  Fully diluted..................................  $  .31                                    $   (.07)
                                                   -------                                   ---------
                                                   -------                                   ---------
Weighted average number of common and common
 equivalent shares outstanding:
  Primary........................................   3,011                        415(I)(J)      3,426(E)
  Fully diluted..................................   3,055                        371(I)(J)      3,426(E)

                            CANTEL INDUSTRIES, INC.
         UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENT OF OPERATIONS
                        FOR THE YEAR ENDED JULY 31, 1993


                                                                                PRO FORMA
                                                          HISTORICAL           ADJUSTMENTS
                                                    ----------------------    GIVING EFFECT         PRO FORMA
                                                    CANTEL(K)  MEDIVATORS   TO THE MERGER (D)     COMBINED (H)
                                                    ---------  -----------  ------------------  -----------------
                                                            (AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)
Net sales.........................................  $  28,633   $   2,555                       $   31,188
Cost of sales.....................................     19,557       1,675                           21,232
                                                    ---------  -----------       -------          --------
Gross profit......................................      9,076         880      $    --               9,956
Expenses:
  Shipping and warehouse..........................        755                                          755
  Selling.........................................      4,014         418                            4,432
  General and administrative......................      2,875       1,093                            3,968
  Research and development........................     --             730                              730
                                                    ---------  -----------       -------          --------
Total operating expenses..........................      7,644       2,241           --               9,885
                                                    ---------  -----------       -------          --------
Income (loss) from continuing operations before
 other (income) expense and income taxes..........      1,432      (1,361)          --                  71
Other (income) expense:
  Interest (income) expense.......................        184         (85)                              99
  Other...........................................                     (4)                              (4)
                                                    ---------  -----------       -------          --------
                                                          184         (89)          --                  95
                                                    ---------  -----------       -------          --------
Income (loss) from continuing operations before
 income taxes.....................................      1,248      (1,272)          --                 (24)
Income taxes......................................      1,160      --               --               1,160
                                                    ---------  -----------       -------          --------
Income (loss) from continuing operations..........         88      (1,272)          --              (1,184)
Dividends on preferred stock......................      1,185                       --               1,185
                                                    ---------  -----------       -------          --------
Net loss from continuing operations attributable
 to common stock..................................  $  (1,097)  $  (1,272)     $    --          $   (2,369)
                                                    ---------  -----------       -------          --------
                                                    ---------  -----------       -------          --------
Earnings (loss) per common share from continuing
 operations:
  Primary.........................................  $    (.54)                                  $     (.86)
                                                    ---------                                     --------
                                                    ---------                                     --------
  Fully diluted...................................  $    (.34)                                  $     (.66)
                                                    ---------                                     --------
                                                    ---------                                     --------
Weighted average number of common and common
 equivalent shares outstanding:
  Primary.........................................      2,033                        732(I)          2,765(E)
  Fully Diluted...................................      2,465                        732(I)          3,197(E)(G)

                            CANTEL INDUSTRIES, INC.
         UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENT OF OPERATIONS
                  FOR THE THREE MONTHS ENDED OCTOBER 31, 1995



                                                                                      PRO FORMA
                                                                HISTORICAL           ADJUSTMENTS
                                                          ----------------------  GIVING EFFECT TO     PRO FORMA
                                                           CANTEL    MEDIVATORS    THE MERGER (D)     COMBINED (M)
                                                          ---------  -----------  -----------------  --------------
                                                                (AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)
Net sales...............................................  $   5,429   $     864    $     (41)(F)      $   6,252
Cost of sales...........................................      3,755         553          (41)(F)          4,267
                                                          ---------  -----------     -------            -------
Gross profit............................................      1,674         311          --               1,985
Expenses:
  Shipping and warehouse................................        193                                         193
  Selling...............................................        933         168                           1,101
  General and administrative............................        648         210                             858
  Research and development..............................                     59                              59
                                                          ---------  -----------     -------            -------
Total operating expenses................................      1,774         437          --               2,211
                                                          ---------  -----------     -------            -------
Loss from continuing operations before other (income)
 expense and income taxes...............................       (100)       (126)         --                (226)
Other (income) expense:
  Interest expense......................................         13      --                                  13
  Other.................................................                     (1)                             (1)
                                                          ---------  -----------     -------            -------
                                                                 13          (1)         --                  12
                                                          ---------  -----------     -------            -------
Loss from continuing operations before income...........       (113)       (125)         --                (238)
Income taxes............................................       (200)                                       (200)
                                                          ---------  -----------     -------            -------
Net income (loss) from continuing operations............  $      87   $    (125)   $     --           $     (38)
                                                          ---------  -----------     -------            -------
                                                          ---------  -----------     -------            -------
Earnings (loss) per common share from continuing
 operations:
  Primary...............................................  $     .03                                   $    (.01)
                                                          ---------                                     -------
                                                          ---------                                     -------
  Fully diluted.........................................  $     .03                                   $    (.01)
                                                          ---------                                     -------
                                                          ---------                                     -------
Weighted average number of common and common equivalent
 shares outstanding:
  Primary...............................................      3,264                      501 (I)(J        3,765(E)
  Fully diluted.........................................      3,290                      475 (I)(J        3,765(E)

                            CANTEL INDUSTRIES, INC.
         UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENT OF OPERATIONS
                  FOR THE THREE MONTHS ENDED OCTOBER 31, 1994



                                                                             PRO FORMA
                                                                            ADJUSTMENTS
                                                                              GIVING
                                                       HISTORICAL             EFFECT
                                                  ---------------------       TO THE        PRO FORMA
                                                  CANTEL      MEDIVATORS    MERGER (D)      COMBINED (M)
                                                  -------     ---------     -----------     ---------
                                                     (AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)
Net sales.......................................  $6,313      $    752      $   (96)(F)     $  6,969
Cost of sales...................................   4,361           510          (96)(F)        4,775
                                                  -------     ---------     -----------     ---------
Gross profit....................................   1,952           242        --               2,194
Expenses:
  Shipping and warehouse........................     190                                         190
  Selling.......................................     915           151                         1,066
  General and administrative....................     587           364                           951
  Research and development......................                   108                           108
                                                  -------     ---------     -----------     ---------
Total operating expenses........................   1,692           623             (--)        2,315
                                                  -------     ---------     -----------     ---------
Income (loss) from continuing operations before
 other (income) expense and income taxes........     260          (381)            (--)         (121)
Other (income) expense:
  Interest (income) expense.....................      95            (4)                           91
  Other.........................................    --               1                             1
                                                  -------     ---------     -----------     ---------
                                                      95            (3)       --                  92
                                                  -------     ---------     -----------     ---------
Income (loss) from continuing operations before
 income taxes...................................     165          (378)       --                (213)
Income taxes....................................     104                                         104
                                                  -------     ---------     -----------     ---------
Net income (loss) from continuing operations....  $   61      $   (378)     $ --            $   (317)
                                                  -------     ---------     -----------     ---------
                                                  -------     ---------     -----------     ---------
Earnings (loss) per common share from continuing
 operations:
  Primary.......................................  $  .02                                    $   (.08)
                                                  -------                                   ---------
                                                  -------                                   ---------
  Fully diluted.................................  $  .02                                    $   (.08)
                                                  -------                                   ---------
                                                  -------                                   ---------
Weighted average number of common and common
 equivalent shares outstanding:
  Primary.......................................   3,147                        586(I)(J)      3,733(E)
  Fully diluted.................................   3,147                        586(I)(J)      3,733(E)

                            CANTEL INDUSTRIES, INC.
      NOTES TO UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL STATEMENTS

------------------------

(A) To record 997,158 shares of Cantel Stock issued to MediVators stockholders.


(B) To record the anticipated direct costs associated with the Merger.

(C) To eliminate intercompany accounts receivable and accounts payable between Cantel and MediVators.

(D) The Unaudited Pro Forma Combined Condensed Statements of Operations do not include the anticipated direct costs associated with the Merger since they are non-recurring items.

(E) Weighted average number of shares for the combined company consists of the outstanding shares of Cantel, and outstanding shares of MediVators converted into Cantel shares at the rate of .2571 shares of Cantel Stock for each outstanding share of MediVators Series A Stock and .7713 shares of Cantel Stock for each outstanding share of MediVators Series B Stock. The outstanding MediVators Convertible Securities which are considered common stock equivalents are not included in the computation of primary or fully diluted earnings per share since they would be antidilutive upon conversion into Cantel Convertible Securities.

(F) To eliminate intercompany sales between Cantel and MediVators.

(G) Includes the adding back of Cantel Series B Preferred Stock dividends of $100,000 and Cantel Series B Preferred Stock imputed dividends of $152,000 to reflect the conversion of the Series B Preferred Stock into 600,000 shares of Cantel Stock as of the beginning of the fiscal year.


(H) In order to effect the Unaudited Pro Forma Combined Condensed Statements of Operations for the years ended July 31, 1995, 1994 and 1993 (Cantel year-end), the operating results for Cantel and MediVators were combined for the twelve month periods ended July 31.


(I) To reflect weighted average new Cantel shares issued in exchange for the MediVators shares.

(J) To eliminate Cantel Convertible Securities from the calculation of weighted average shares outstanding since they are antidilutive due to the combined net loss from continuing operations attributable to common stock.

(K) Excluded from the Unaudited Pro Forma Combined Condensed Statement of Operations was income from discontinued operations of $562,000 in fiscal 1994 and a loss from discontinued operations of $24,000 in fiscal 1993 which reflects the October 1993 sale of all of the assets, and the transfer of certain liabilities, of the seating division previously owned by Cantel, to the German manufacturer of the seating products.

(L) Excluded from the Unaudited Pro Forma Combined Condensed Statement of Operations was an extraordinary gain on the extinguishment of debt of $1,211,000 in fiscal 1994 which reflects the recognition of the remaining deferred interest benefit arising from Cantel's 1991 debt restructuring with its lending banks and subordinated debenture holders.


(M) In order to effect the Unaudited Pro Forma Combined Condensed Balance Sheet as of October 31, 1995 (Cantel quarter-end), the balance sheets of Cantel and MediVators were combined as of October 31, 1995. In order to effect the Unaudited Pro Forma Combined Condensed Statements of Operations for the three month periods ended October 31, 1995 and 1994 (Cantel quarter-end), the operating results for Cantel and MediVators were combined for the three month periods ended October 31.

                       INFORMATION WITH RESPECT TO CANTEL

GENERAL


    This Joint Proxy Statement/Prospectus is accompanied by a copy of Cantel's Annual Report on Form 10-K for the fiscal year ended July 31, 1995 and a copy of Cantel's Quarterly Report on Form 10-Q for the quarter ended October 31, 1995, both of which are attached hereto as ANNEX II. Such documents contain detailed financial and other information about Cantel and are hereby incorporated by reference in this Joint Proxy Statement/Prospectus as if set forth in full herein.


PRICE RANGE OF CANTEL STOCK


    Since March 18, 1994, Cantel Stock has been traded on the NASDAQ National Market System under the symbol "CNTL." From August 17, 1992 through March 17, 1994, Cantel Stock traded on the NASDAQ Small Cap Market. The following table sets forth, for the period indicated, the high and low closing prices for Cantel's Stock from August 1, 1993 through January 31, 1996, as reported by
NASDAQ:



                                                                                                               CLOSE
                                                                                                           -------------
                                                                                                         HIGH         LOW
                                                                                                        -----         ---
FISCAL YEAR ENDED JULY 31, 1994
First Quarter.......................................................................................          41/2          3
Second Quarter......................................................................................          51/2          33/4
Third Quarter.......................................................................................          51/2          4
Fourth Quarter......................................................................................          61/4          43/4
FISCAL YEAR ENDED JULY 31, 1995
First Quarter.......................................................................................          7            45/16
Second Quarter......................................................................................          63/4          31/4
Third Quarter.......................................................................................          61/2          41/2
Fourth Quarter......................................................................................          73/4          51/2
FISCAL YEAR ENDING JULY 31, 1996
First Quarter.......................................................................................         101/4          57/8
Second Quarter......................................................................................         113/8          83/4



    As of January 31, 1996, the closing price of Cantel Stock was $10 1/4 and Cantel had approximately 240 record holders of Cantel Stock. Cantel believes it has approximately 585 beneficial holders of its Cantel Stock. A number of such holders of record are brokers and other institutions holding shares of Cantel Stock in "street name" for more than one beneficial owner. On November 14, 1995, the date preceding public announcement of the proposed Merger, the closing price for Cantel Stock was $10.00 per share.


    Cantel has not paid any dividends on Cantel Stock. Following the Merger, Cantel does not intend to declare any dividends on Cantel Stock, but instead intends to retain all earnings for use in and the development of its business.


LEGAL PROCEEDINGS



    In late November 1995, Cantel was one of 102 named defendants in the lawsuit titled CALDWELL TRUCKING PRP GROUP V. ADT AUTOMOTIVE, INC. INCLUDING CANTEL INDUSTRIES INC. (Civ No. 95-1690 (WGB)) brought by nine companies which settled a Comprehensive Environmental Response Compensation and Liability Act claim by the United States Government and the State of New Jersey for contribution to the remediation costs of an alleged hazardous waste site in New Jersey. Cantel's time to formally respond to the complaint, which was filed in the United States District Court, District of New Jersey, is April 1, 1996. The complaint seeks total estimated past and future remediation costs from the 102 named defendants and prior settling companies, estimated to be $27,000,000, of which $3,000,000 has been spent to date. Accordingly, Cantel can make no estimate of what its contributory share of this total potential exposure could be. However, Cantel believes that it has defenses to the suit and that it may have insurance covering such claims in whole or in part. Cantel intends to vigorously defend itself in this litigation.


                     INFORMATION WITH RESPECT TO MEDIVATORS

GENERAL

    This Joint Proxy Statement/Prospectus is accompanied by a copy of MediVators' Annual Report on Form 10-KSB for the fiscal year ended December 31, 1994, and a copy of MediVators' Quarterly Report on Form 10-QSB for the quarter ended September 30, 1995, both of which are attached hereto as ANNEX III. Such documents contain detailed financial and other information about MediVators and are hereby incorporated by reference in this Joint Proxy Statement/Prospectus as if set forth in full herein.

    The following documents filed by MediVators with the Commission are hereby incorporated by reference in this Joint Proxy Statement/Prospectus:

    1.   Annual  Report on Form  10-KSB for  the fiscal year  ended December 31,
       1994.


    2. Quarterly Reports on Form 10-QSB for the quarters ended March 31, 1995, June 30, 1995, and September 30, 1995.


PRICE RANGE OF MEDIVATORS STOCK

    MediVators Series A Stock is traded in the over-the-counter market on The Nasdaq Small Cap Market under the symbol "MVAT." The Series B Stock is not listed on any public trading market. The following table sets forth, for the periods indicated, the high and low closing bid as reported by Nasdaq. The quotations in the over-the-counter market reflect inter-dealer prices, without retail markup, markdown or commissions and may not necessarily represent actual transactions.

YEAR ENDED DECEMBER 31, 1994                                                  HIGH BID        LOW BID
-------------------------------------------------------------------------  --------------  -------------
First Quarter............................................................       3 1/8           1 1/2
Second Quarter...........................................................       3 3/8           2 5/8
Third Quarter............................................................       3 5/8           2 1/8
Fourth Quarter...........................................................       3 1/4           1 5/8


YEAR ENDED DECEMBER 31, 1995
-------------------------------------------------------------------------
First Quarter............................................................      3 5/16               2
Second Quarter...........................................................       2 5/8           1 3/8
Third Quarter............................................................       2 1/4           1 3/8
Fourth Quarter...........................................................       2 1/4           1 1/2

YEAR ENDING DECEMBER 31, 1996
-------------------------------------------------------------------------
First Quarter*...........................................................       2 1/8         1 13/16


------------------------

*   Through January 31, 1996



    As of January 31, 1996, the closing price of MediVators Series A Stock was $2 and MediVators had approximately 190 record holders of Series A Stock. MediVators has more than 1500 beneficial holders of its Series A Stock. A number of such holders of record are brokers and other institutions holding shares of Series A Stock in "street name" for more than one beneficial owner. On February 2, 1996 there was one record holder of MediVators Series B Stock.


    On November 14, 1995, the date preceding public announcement of the proposed Merger, the high asked and low bid prices for Series A Stock were $2 1/4 and $2 1/8, respectively.

    MediVators has never paid cash dividends on MediVators Stock. MediVators currently intends to retain any earnings for use in its operations and does not anticipate paying cash dividends in the foreseeable future.

    The Board of Directors of MediVators is required to declare, but is not required to pay, an annual 10% dividend on the Series B Stock until the conversion or earlier redemption of the Series B Stock or the liquidation or dissolution of MediVators. Declared but unpaid dividends will accumulate and will be payable only in shares of MediVators Series A Stock. On the Effective Date of the Merger, the accumulated dividends will convert into shares of Series A Stock at a conversion price that is based upon the average daily high and low sale price for Series A Stock in the public market over the 15 trading days immediately preceding the Effective Date. Such shares of Series A Stock will simultaneously be converted under the Merger into shares of Cantel Stock on the same basis as all other shares of Series A Stock outstanding on the Effective Date.


EMPLOYEES



    As of December 31, 1995, MediVators had 42 employees, comprised of four executive officers or senior management employees, four in sales, 23 in shipping, warehousing or manufacturing, seven in administration, two in research and development, and two in customer service.



LEGAL PROCEEDINGS



    MediVators is not currently a party to any material litigation and at December 31, 1994 was not a party to any material litigation.


                        PROPOSAL 2 ELECTION OF DIRECTORS
                         (FOR CANTEL STOCKHOLDERS ONLY)

    Three directors of Cantel are to be elected at the Annual Meeting to serve until the Annual Meeting of Stockholders to be held after the fiscal year ending July 31, 1998 and until their respective successors have been duly elected and qualified. Management has nominated Charles M. Diker, Alan J. Hirschfield and Bruce Slovin for election as directors. Unless authority to vote for the election of management's nominees is withheld, the enclosed proxy will be voted for the election of Messrs. Diker, Hirschfield and Slovin. Each of the nominees has consented to be named a nominee in the Joint Proxy Statement/Prospectus and to serve as a director if elected. While management has no reason to believe that any of the nominees will not be available as a candidate, should such situation arise, proxies given to management will be voted for the election of another person as a director.

NOMINEES FOR THREE-YEAR TERM EXPIRING AT THE
ANNUAL MEETING OF STOCKHOLDERS TO BE
HELD AFTER THE FISCAL YEAR ENDING                                                                       DIRECTOR
JULY 31, 1998 AND THEIR PRINCIPAL OCCUPATIONS                                                 AGE         SINCE
----------------------------------------------------------------------------------------      ---      -----------
Charles M. Diker
 Chairman of the Board of Cantel and Limited Partner of Weiss,
 Peck & Greer...........................................................................          60         1985
Alan J. Hirschfield
 Vice Chairman of the Board of Cantel, and Chairman and Co-Chief Executive Officer of
 Data Broadcasting Corp.................................................................          60         1986
Bruce Slovin
 President of McAndrews & Forbes Holding Company and President of Revlon Group Inc......          59         1986


DIRECTORS WITH TERM EXPIRING AT THE
ANNUAL MEETING OF STOCKHOLDERS TO BE
HELD AFTER THE FISCAL YEAR ENDING
JULY 31, 1996 AND THEIR PRINCIPAL OCCUPATIONS
----------------------------------------------------------------------------------------
James P. Reilly
 President and Chief Executive Officer of Cantel........................................          55         1989
Robert L. Barbanell
 President of Robert L. Barbanell Associates, Inc.......................................          65         1994

DIRECTORS WITH TERM EXPIRING AT THE
ANNUAL MEETING OF STOCKHOLDERS TO BE
HELD AFTER THE FISCAL YEAR ENDING
JULY 31, 1997 AND THEIR PRINCIPAL OCCUPATIONS
----------------------------------------------------------------------------------------
Richard L. Bloch
 President of Pinon Farm, Inc...........................................................          66         1988
Darwin C. Dornbush
 Partner in the law firm of Dornbush Mensch Mandelstam & Schaeffer, LLP.................          65         1963
Morris W. Offit
 Chief Executive Officer of OFFITBANK...................................................          58         1986

    Cantel's Annual Report on Form 10-K for the fiscal year ended July 31, 1995, a copy of which is annexed hereto as ANNEX II, contains information regarding the directors and executive officers of Cantel, including the nominees named above, executive compensation, security ownership of certain beneficial owners and management, and certain relationships and related transactions.

            COMMITTEES; MEETINGS OF THE BOARD OF DIRECTORS OF CANTEL

    Cantel has an Audit Committee of the Board of Directors consisting of Messrs. Barbanell, Dornbush and Slovin. The primary functions of the Audit Committee are to review Cantel's financial statements, recommend the appointment of Cantel's independent auditors and to review the overall scope of the audit. The Audit Committee also meets with Cantel's financial management and its independent auditors to satisfy itself of the adequacy of Cantel's internal controls and to review the independent auditors' report. The Audit Committee held three meetings during fiscal 1995. Cantel has a Compensation Committee of the Board of Directors consisting of Messrs. Dornbush, Hirschfield and Slovin. The primary functions of the Compensation Committee are the establishment of compensation policies and to consider, and make recommendations to the Board concerning, compensation and bonuses to Cantel's senior management. The Compensation Committee did not hold any formal meetings during fiscal 1995. The Board of Directors of Cantel held four meetings during the fiscal year ended July 31, 1995, exclusive of actions taken by unanimous written consent. Except for Mr. Offit, who did not attend three of the four Board Meetings, and Mr. Slovin, who did not attend two of the three Audit Committee meetings, no incumbent director attended fewer than 75% of the aggregate of (i) the total number of meetings of the Board (held during the period for which he has been a director) and (ii) the total number of meetings held by all committees of the Board on which he served (during the periods that he served). Cantel does not have a nominating committee.

DIRECTORS' COMPENSATION

    Directors who are not officers of Cantel were paid director's fees of $500 per meeting attended, plus expenses.

                        REPORT ON EXECUTIVE COMPENSATION
                         BY THE COMPENSATION COMMITTEE
            AND THE STOCK OPTION COMMITTEE OF THE BOARD OF DIRECTORS

    The Compensation Committee of Cantel's Board of Directors (the "Compensation Committee") is responsible for setting and administering the policies which govern annual executive salaries, raises and bonuses. The Compensation Committee is currently comprised of three members, all of whom are non-employee directors.

    Executive compensation for the fiscal year ended July 31, 1995 consisted of base salary for the Chief Executive Officer and the other executive officers of Cantel named in the Compensation Table. None of these individuals received a bonus in fiscal 1995. The policy of the Compensation Committee, in consultation with the Chief Executive Officer, is to provide compensation to the Chief Executive Officer and Cantel's other executive officers reflecting the contribution of such executives to Cantel's growth in sales and earnings, the implementation of strategic plans consistent with Cantel's long term objectives, and the enhancement of shareholder value.

    Mr. Reilly, the President and Chief Executive Officer of Cantel, served Cantel pursuant to a written employment agreement from June 1989 through July 1992 and was compensated pursuant to the express terms of such agreement. Although the agreement expired in accordance with its terms, the Compensation Committee has agreed to compensate Mr. Reilly at the same base salary and bonus formula as was in effect during the last year of the agreement.

    Long term incentive compensation policy consists exclusively of the award of stock options under the Employee Plan and, in the case of officers who serve as directors of Cantel, non-discretionary annual option grants of 1,000 shares under the Directors' Plan.

    The Stock Option Committee is responsible for the award of stock options. Two non-employee directors, Alan J. Hirschfield and Bruce Slovin, currently serve on the Stock Option Committee, which administers the granting of options under the Employee Plan.

                                          COMPENSATION COMMITTEE

                                          Darwin C. Dornbush
                                          Alan J. Hirschfield
                                          Bruce Slovin

          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    No officer of Cantel served on Cantel's compensation committee during its last fiscal year. However, James P. Reilly, President and Chief Executive
Officer of Cantel, participated in deliberations concerning executive compensation, except with respect to his own compensation.

                               PERFORMANCE GRAPH

    The graph below compares the cumulative total stockholder return on the Cantel Stock for the last five fiscal years with the cumulative total return on the Nasdaq Stock Market/U.S. Index and the Nasdaq Non-Financial Index over the same period (assuming the investment of $100 in the Cantel Stock, the Nasdaq Stock Market/U.S. and the Nasdaq Non-Financial Index on July 31, 1990, and the reinvestment of all dividends).

                                [LOGO]

                   PROPOSAL 3 (FOR CANTEL STOCKHOLDERS ONLY)
              RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

    The firm of Ernst & Young LLP has audited the financial statements of Cantel for each of the three fiscal years ended July 31, 1995. The Board of Directors desires to continue the services of Ernst & Young LLP for the current fiscal year ending July 31, l996. Accordingly, the Board of Directors will recommend to the Meeting that the stockholders ratify the appointment by the Board of Directors of the firm of Ernst & Young LLP to audit the financial statements of Cantel for the current fiscal year. Representatives of that firm are expected to be present at the Meeting, will have the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

          THE BOARD RECOMMENDS THAT STOCKHOLDERS VOTE IN FAVOR OF THE
                       APPOINTMENT OF ERNST & YOUNG LLP.

                                 OTHER MATTERS

SUBMISSION OF CANTEL STOCKHOLDERS' PROPOSALS

    Stockholders are advised that any proposals they may wish to submit for presentation at next year's Annual Meeting and inclusion in Cantel's proxy statement and form of proxy for such meeting must be received by Cantel on or
before           .

FORM 10-K

    CANTEL'S ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED JULY 31, 1995, INCLUDING THE FINANCIAL STATEMENTS AND FINANCIAL STATEMENT SCHEDULE, FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, IS INCLUDED AS ANNEX II TO THIS JOINT PROXY STATEMENT/PROSPECTUS.

FORM 10-KSB

    MEDIVATORS' ANNUAL REPORT ON FORM 10-KSB FOR THE FISCAL YEAR ENDED DECEMBER 31, 1994, INCLUDING THE FINANCIAL STATEMENTS, FILED WITH THE SECURITIES AND
EXCHANGE COMMISSION, IS INCLUDED AS ANNEX III TO THIS JOINT PROXY STATEMENT/PROSPECTUS.

                                 LEGAL MATTERS

    The legality of the Cantel Stock offered hereby is being passed upon for Cantel by Dornbush Mensch Mandelstam & Schaeffer, LLP, 747 Third Avenue, New York, New York 10017.

                                    EXPERTS

    The consolidated financial statements and financial statement schedule of Cantel at July 31, 1995 and 1994 and for each of the three years in the period ended July 31, 1995, included in this Joint Proxy Statement/Prospectus, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report, given upon the authority of such firm as experts in accounting and auditing.

    The financial statements incorporated in this Prospectus by reference to the Annual Report on Form 10-KSB of Medivators, Inc. for the year ended December 31, 1994 have been so included in reliance on the report (which contains an explanatory paragraph relating to the Company's ability to continue as a going concern) of Price Waterhouse LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

    Under  Section  145  of the  Delaware  General Corporation  Law,  subject to various exceptions and limitations, Cantel may indemnify its directors or officers if such director or officer is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (including an action by or in the right of Cantel by reason of the fact that he is or was a director or officer of Cantel, or is or was serving at the request of Cantel as a director or officer of another corporation) against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of Cantel, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful, except, in the case of an action by or in the right of Cantel to procure a judgment in its favor, as to any matter in which such person shall have been adjudged to be liable for negligence or misconduct in the performance of his duty. Cantel is required to indemnify its directors or officers to the extent that they have been successful on the merits or otherwise in defense of any such action, suit or proceeding, or in the defense of any claim, issue or matter therein, against expenses (including attorneys' fees) actually and reasonably incurred by them in connection therewith. In addition, Delaware law permits a corporation to limit or eliminate the liability of a director to the corporation and its stockholders for negligent breaches of such directors' fiduciary duties in certain circumstances. Cantel's Certificate of Incorporation and By-laws provide for indemnification and exculpation from liability to the full extent permitted by the Delaware General Corporation Law. The foregoing statement is qualified in its entirety by the detailed provisions of Sections 145 and 102 of the Delaware General Corporation Law.

    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

ITEM 21.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULE.

    (a) Exhibit Index


 EXHIBITS
-----------
       2.    Agreement and Plan of Merger (Included as Annex 1 to Joint Proxy Statement/ Prospectus included in the
              Registration Statement.)
       5.*   Opinion of Dornbush Mensch Mandelstam & Schaeffer, LLP.
       8.*   Opinion of Dornbush Mensch Mandelstam & Schaeffer, LLP with respect to tax matters.
      10.1   Cantel's 1991 Employee Stock Option Plan, as amended. (Incorporated herein by reference to Exhibit 10(a)
              to Cantel's 1991 Annual Report on Form 10-K (the "1991 10-K").)
      10.2   Form  of Stock Option Agreement under Cantel's 1991  Employee Stock Option Plan. (Incorporated herein by reference to Exhibit 10(b) to Cantel's 1991 10-K.)

      10.3   Cantel's 1991 Directors' Stock Option Plan. (Incorporated herein by reference to Exhibit 10(c) to
              Cantel's 1991 10-K.)
      10.4   Form of Stock Option Agreement under the Cantel's 1991 Directors Stock Option Plan. (Incorporated herein by reference to Exhibit 10(d) to Cantel's 1991 10-K.)
      10.5   Stock Option Agreement, dated as of June 20, 1990, between the Cantel and James P. Reilly. (Incorporated herein by reference to Exhibit 10(g) to Cantel's 1990 Annual Report on Form 10-K (the "1990 10-K").)
      10.6   Stock Option Agreement, dated as of July 25, 1990 between the Cantel and James P. Reilly. (Incorporated herein by reference to Exhibit 10(q) to Cantel's 1990 10-K.)
      10.7   Agreement between Carsen Group Inc. and Olympus America, Inc., dated April 1, 1994. (Incorporated herein by reference to Exhibit 10(g) to Cantel's 1994 Annual Report on Form 10-K (the "1994 10-K").)
      10.8   Form of Cantel's Common Stock Purchase Warrants dated December 27, 1988. (Incorporated herein by reference to Exhibit 10(t) to Cantel's 1989 Annual Report on Form 10-K (the "1989 10-K").)
      10.9   Form of Cantel's Common Stock Purchase Warrants dated July 14, 1989. (Incorporated herein by reference to Exhibit 10(w) to Cantel's 1989 10-K.)
      10.10  Loan Agreement dated as of October 29, 1993 among Cantel, Carsen Group Inc. and National Bank of Canada.
              (Incorporated herein by reference to Exhibit 10(v) to Cantel's 1993 Annual Report on Form 10-K.)
      10.11  Agreement between Cantel Industries, Inc. and Jenoptik Technologie GmbH, dated May 1, 1994.
              (Incorporated herein by reference to Exhibit 10(q) to Cantel's 1994 Annual Report on Form 10-K.)
      10.12  Stock Option Agreement, dated as of February 3, 1994, between the Cantel and Darwin C. Dornbush.
              (Incorporated herein by reference to Exhibit 10(l) to Cantel's 1995 Annual Report on Form 10-K (the
              "1995 10-K").)
      10.13  Stock Option Agreement, dated as of December 15, 1994, between the Cantel and Robert L. Barbanell.
              (Incorporated herein by reference to Exhibit 10(m) to Cantel's 1995 10-K.)
      10.14  Amendment to Loan Agreement, dated as of August 28, 1995, among Cantel, Carsen Group Inc. and National
              Bank of Canada. (Incorporated herein by reference to Exhibit 10(n) to Cantel's 1995 10-K.)
      13.    Cantel's 1995 10-K (Included as Annex II to the Joint Proxy Statement/Prospectus included in the
              Registration Statement.)
      23.1   Consent of Ernst & Young LLP
      23.2   Consent of Price Waterhouse LLP
      23.3   Consent of Dornbush Mensch Mandelstam & Schaeffer, LLP -- Included in Exhibit 5.
      24.    Power of Attorney -- set forth on the signature page of the Registration Statement.

------------------------

* Included in this amendment


    (b) Financial Statement Schedule

       1.    Incorporated by reference to the  financial statement schedule included in  Cantel's
              Annual Report on Form 10-K for the fiscal year ended July 31, 1995.

ITEM 22.  UNDERTAKINGS.

    (a)

        (A) The undersigned registrant hereby undertakes to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement.

        (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

        (ii) To reflect in the Joint Proxy Statement/Prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

       (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the registration statement.

        (B) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (C)  To remove from registration by  means of a post-effective amendment
    any  of  the  securities  being  registered  which  remain  unsold  at   the
    termination of the offering.


        (D) That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this Registration Statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form. That every prospectus that is filed pursuant to this paragraph (E) will be filed as a part of an amendment to the Registration Statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.



        (E) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this form within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.



        (F) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES


    Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Report to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Clifton in the State of New Jersey, on the 6th day of February, 1996.


                                          CANTEL INDUSTRIES, INC.

                                          By: ________/s/_JAMES P. REILLY_______
                                                 James P. Reilly, PRESIDENT
                                                   CHIEF EXECUTIVE OFFICER

                               POWER OF ATTORNEY

    KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Charles M. Diker, James P. Reilly and Darwin C. Dornbush, and each of them, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them or their substitutes may lawfully do or cause to be done by virtue hereof.

    Pursuant  to  the  requirements  of   the  Securities  Act  of  1933,   this
registration statement has been signed below by the following persons in the capacities and on the dates indicated.


                      SIGNATURES                                      TITLE                         DATE
------------------------------------------------------  ----------------------------------  ---------------------

                                                        President, Chief Executive Officer
                  /s/JAMES P. REILLY                     and Director (Principal Executive
                   James P. Reilly                       Officer and Principal Financial      February 6, 1996
                                                         Officer)

                 /s/CRAIG A. SHELDON                    Vice President and Controller
                   Craig A. Sheldon                      (Principal Accounting Officer)       February 6, 1996

                 /s/CHARLES M. DIKER
                   Charles M. Diker                     Director                              February 6, 1996

                          *
                 Alan J. Hirschfield                    Director                              February 6, 1996

                      SIGNATURES                                      TITLE                         DATE
------------------------------------------------------  ----------------------------------  ---------------------

                          *
                    Richard Bloch                       Director                              February 6, 1996

                /s/DARWIN C. DORNBUSH
                  Darwin C. Dornbush                    Director                              February 6, 1996

                          *
                   Morris W. Offit                      Director                              February 6, 1996

                          *
                     Bruce Slovin                       Director                              February 6, 1996

                          *
                 Robert L. Barbanell                    Director                              February 6, 1996

               *By: /s/JAMES P. REILLY
                      James P. Reilly
                     ATTORNEY-IN-FACT

                            CANTEL INDUSTRIES, INC.
                                     PROXY


    KNOW ALL MEN BY THESE PRESENTS, that the undersigned stockholder of CANTEL INDUSTRIES, INC. (the "Company") hereby appoints Charles M. Diker and James P. Reilly, and each of them, as proxies, with full power of substitution, to vote, as designated below, on behalf of the undersigned the number of votes to which the undersigned is entitled, at the Annual Meeting of Stockholders of the Company, to be held on Tuesday, March 12, 1996 at 10:00 a.m. Eastern Standard Time at The Harmonie Club, 4 East 60th Street, New York, New York, or at any adjournments thereof:


(1) To adopt an Agreement and Plan of Merger dated as of November 14, 1995 by and among the Company, MediVators, Inc., a Minnesota corporation, and Cantel Acquisition Corp., a newly formed Minnesota corporation which is wholly-owned by the Company.

    FOR / /            AGAINST / /            ABSTAIN / /

(2) ELECTION OF DIRECTORS
    NOMINEES:
    CHARLES M. DIKER, ALAN J. HIRSCHFIELD and BRUCE SLOVIN

FOR ALL NOMINEES                    WITHHOLD AUTHORITY
/ /                                 / /

    To withhold authority to vote for any individual nominee, write the nominee's name in the space provided below.

--------------------------------------------------------------------------------

(3) TO RATIFY THE APPOINTMENT OF ERNST & YOUNG LLP AS THE COMPANY'S INDEPENDENT AUDITORS FOR THE CURRENT FISCAL YEAR ENDING JULY 31, 1996.

    FOR / /            AGAINST / /            ABSTAIN / /

(4) IN THEIR DISCRETION WITH RESPECT TO ANY OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT THEREOF.

    Unless a contrary direction is indicated, the shares represented by this proxy will be voted FOR Proposal 1, FOR all nominees for directors named in the Joint Proxy Statement/Prospectus enclosed herewith, and FOR Proposal 3; if specific instructions are indicated, this proxy will be voted in accordance with such instructions.

                                             PLEASE  VOTE,  DATE  AND  SIGN THIS
                                             PROXY  AND  RETURN   IT  AT   ONCE,
                                             WHETHER OR NOT YOU EXPECT TO ATTEND
                                             THE MEETING. YOU MAY VOTE IN PERSON
                                             IF YOU DO ATTEND.

                                             Dated: ____________________________
                                             ___________________________________
                                             ___________________________________
                                                                    Signature(s)

                                             NOTE: If   signing   for   estates,
                                                   trusts or corporations, title
                                                   or capacity should be stated.
                                                   If shares  are held  jointly,
                                                   each holder should sign.

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

                                   MEDIVATORS, INC.
                                        PROXY


            KNOW ALL MEN BY THESE PRESENTS, that the undersigned stockholder of MEDIVATORS, INC. (the "Company") hereby appoints Donald L. Sturtevant, as proxy, with full power of substitution, to vote, as designated below, on behalf of the undersigned the number of votes to which the undersigned is entitled, at the Special Meeting of Stockholders of the Company, to be held on Tuesday, March 12, 1996 at 9:00 a.m. Central Standard Time at the Embassy Suites Hotel, Minneapolis Airport South, 7901 34th Avenue South, Bloomington, Minnesota, or at any adjournments thereof:


       (1) To adopt an Agreement and Plan of Merger dated as of November 14, 1995 by and among the Company, Cantel Industries, Inc., a Delaware corporation, and Cantel Acquisition Corp., a newly formed Minnesota corporation which is wholly-owned by Cantel.

          FOR  / /        AGAINST  / /        ABSTAIN  / /

       (2) IN THEIR DISCRETION WITH RESPECT TO ANY OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT THEREOF.

    Unless a contrary direction is indicated, the shares represented by this proxy will be voted FOR Proposal 1; if specific instructions are indicated, this proxy will be voted in accordance with such instructions.

                                             PLEASE VOTE,  DATE  AND  SIGN  THIS
                                             PROXY   AND  RETURN   IT  AT  ONCE,
                                             WHETHER OR NOT YOU EXPECT TO ATTEND
                                             THE MEETING. YOU MAY VOTE IN PERSON
                                             IF YOU DO ATTEND.

                                             Dated: ____________________________
                                             ___________________________________
                                             ___________________________________
                                                                    Signature(s)

                                             NOTE: If   signing   for   estates,
                                                   trusts or corporations, title
                                                   or capacity should be stated.
                                                   If  shares are  held jointly,
                                                   each holder should sign.

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS